Exhibit 4.25

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE (i) IT IS NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL.

Agreement Number: [***]	Sözleşme Numarası: [***]

UNIVERSAL TERMS	EVRENSEL ŞARTLAR

These Universal Terms (“UT”) are entered into as of the UT Effective Date by and between the Equinix signatory set forth below, for and on behalf of itself and its Affiliates (each referred to herein as “Equinix”), and the Customer signatory set forth below, for and on behalf of itself and its Affiliates (each referred to herein as “Customer” ). Equinix and Customer may be referred to collectively as “Parties” or individually as a “Party.”

Bu Evrensel Şartlar (“EŞ”), aşağıda belirtilen Equinix imza sahibi ve kendisi ve Bağlı Şirketleri adına (her biri bundan böyle “Equinix” olarak anılacaktır) ve aşağıda belirtilen Müşteri imza sahibi ve kendisi ve Bağlı Şirketleri adına (her biri bundan böyle “Müşteri” olarak anılacaktır) arasında EŞ Yürürlük Tarihi itibarıyla akdedilmiştir. Equinix ve Müşteri toplu olarak “Taraflar” veya ayrı ayrı “Taraf” olarak anılabilir.

1. Agreement Structure	1. Sözleşme Yapısı

1.1.Agreement Construction.	1.1. Sözleşme Yapımı.

1.1.1.

Universal Terms. The UT provides a framework set of terms under which Customer may place Orders with Equinix in any country where Equinix provisions Products. The UT includes the URL Terms which are incorporated by reference.

1.1.1.

Evrensel Şartlar. EŞ, Müşterinin Equinix’in Ürün tedarik ettiği herhangi bir ülkede Equinix’e Sipariş verebileceği bir dizi çerçeve hüküm ve koşul sağlar. EŞ, referans olarak dahil edilen URL Şartlarını içerir.

1.1.2. Orders. Customer orders Products from Equinix by placing Orders.	1.1.2. Siparişler. Müşteri, EŞ kapsamında Siparişler vererek Ürün sipariş eder.

1.1.3.

Agreement. All Orders between the same Customer and Equinix entities under the UT form the Agreement. If Customer has Orders with more than one Equinix entity, then Customer will have a separate Agreement with each Equinix entity (each, an “Agreement”). All references to Equinix or Customer will, in the context of an Agreement, be interpreted only to mean the Customer and Equinix entities that are parties to the Agreement.

1.1.3.

Sözleşme. EŞ kapsamındaki aynı Müşteri ve Equinix kuruluşları arasındaki tüm Siparişler Sözleşmeyi oluşturur. Müşterinin birden fazla Equinix kuruluşu ile Siparişleri varsa, Müşterinin her bir Equinix kuruluşu ile ayrı bir Sözleşmesi (her biri bir “Sözleşme” olarak anılacaktır) olacaktır. Equinix veya Müşteriye yapılan tüm atıflar, bir Sözleşme bağlamında, yalnızca Sözleşmeye taraf olan Müşteri kuruluşu ve Equinix kuruluşu anlamına gelecek şekilde yorumlanacaktır.

1.2.Customer’s Affiliate Adoption of the UT. Customer may authorize its Affiliate(s) to adopt the UT to enable them to place orders under the same UT terms. Customer Affiliate adopts the UT by placing an Order governed by the UT. After the Order is accepted, the UT and all Orders entered into between that Customer Affiliate and the same Equinix entity will form a separate Agreement per Section 1.1.3 which is binding solely upon the Parties.

1.2.Müşterinin Bağlı Kuruluşunun EŞ’i Kabul Etmesi. Müşteri, aynı EŞ şartları altında sipariş vermelerini sağlamak amacıyla Bağlı Kuruluşlarını EŞ’i kabul etmeleri için yetkilendirebilir. Müşteri Bağlı Kuruluşu, EŞ tarafından yönetilen bir Sipariş vererek EŞ’i kabul eder. Sipariş kabul edildikten sonra, EŞ Müşteri Bağlı Kuruluşu ile aynı Equinix kuruluşu arasında girilen tümSiparişler, Bölüm 1.1.3 uyarınca yalnızca Taraflar için bağlayıcı olan ayrı bir Sözleşme oluşturacaktır.

1.3.Amendments to the UT. Amendments to any component of the UT by the original parties to the UT will apply to any Agreement(s) incorporating the UT.	1.3.EŞ’te yapılan değişiklikler. EŞ’in herhangi bir bileşeninde EŞ’in asıl taraflarınca yapılan değişiklikler, EŞ’i içeren tüm Sözleşmeler için de geçerli olacaktır.

1.4.Conflicts. In the event of any ambiguity, conflict or inconsistency among the components comprising the Agreement, the components will be given a descending order of precedence as follows: (a) these Universal Terms; (b) Supplemental Terms; (c) Country Terms; (d) Orders; (e) Product Descriptions; and (f) Policies. In case of discrepancy between the English and accompanying translated version of the Agreement in which it is executed, the translated version prevails. If the parties to the Order are Turkish companies, the Turkish text shall prevail in all cases, in accordance with Law No. 805 on the Mandatory Use of the Turkish Language in

1.4.Uyuşmazlıklar. Sözleşmeyi oluşturan bileşenler arasında herhangi bir belirsizlik, uyuşmazlık veya tutarsızlık olması durumunda, bileşenlere aşağıdaki öncelik sırasına göre azalan bir sıralama uygulanacaktır: (a) bu Evrensel Şartlar (b) Ek Şartlar (c) Ülke Şartları (d) Siparişler (e) Ürün Açıklamaları ve (f) Politikalar. Sözleşmenin imzalandığı İngilizce versiyonu ile beraberindeki ekteki tercüme edilmiş versiyonu arasında uyuşmazlık olması halinde tercüme edilmiş versiyon geçerli olacaktır. Sözleşmenin imzalandığı İngilizce versiyonu ile beraberindeki ekteki tercüme edilmiş versiyonu arasında uyuşmazlık olması halinde tercüme edilmiş versiyon geçerli

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Commercial Businesses.	olacaktır. Sözleşmenin tarafları Türk şirketleri ise, Ticari İşletmelerde Türkçe Dilinin Zorunlu Kullanımı Hakkında 805 sayılı Kanun uyarınca, her durumda Türkçe metin geçerli olacaktır.

1.5.Prior Orders. If Customer has active Orders with Equinix prior to the UT Effective Date (or in the case of Customer Affiliate, prior to the date of adopting the UT), Customer (or Customer Affiliate that adopts the UT) understands and agrees that all of its existing Orders will be migrated to and be governed by the terms of the UT and any prior service agreement(s) between the Parties will be superseded and replaced.

1.5.Önceki Siparişler. Müşterinin EŞ Yürürlük Tarihinden önce (veya Müşteri Bağlı Kuruluşu durumunda, EŞ’in kabul edildiği tarihten önce) Equinix ile aktif Siparişleri varsa, Müşteri (veya EŞ’i benimseyen Müşteri Bağlı Kuruluşu) mevcut tüm Siparişlerinin EŞ’e taşınacağını ve EŞ’in şartlarına tabi olacağını ve Taraflar arasındaki önceki hizmet sözleşmelerinin geçersiz kalacağını ve EŞ’nin onların yerini alacağını ve kabul ve beyan eder.

2.Term	2.Dönem

2.1.UT Term. The UT is effective and available for Order placement as of the UT Effective Date and will terminate on the date the last active Order expires or is terminated.	2.1.EŞ Dönemi. EŞ, EŞ Yürürlük Tarihi itibarıyla yürürlüğe girer ve Sipariş verilebilir hale gelir ve son aktif Siparişin süresinin dolduğu veya feshedildiği tarihte sona erer.

2.2.Agreement Term. The Agreement commences on the date of the first associated Order and terminates on the date the last active associated Order expires or is terminated. A termination of the Agreement terminates all associated Orders.

2.2.Sözleşme Dönemi. Sözleşme, ilk ilişkili Siparişin tarihinde başlar ve son aktif ilişkili Siparişin süresinin dolduğu veya feshedildiği tarihte sona erer. Sözleşmenin feshi, ilgili tüm Siparişleri fesheder.

2.3.Order Term. Products may be ordered on a “term commitment” or “on-demand” basis, depending on the Product.	2.3.Sipariş Dönemi. Ürünler, Ürüne bağlı olarak “dönem taahhüdü” veya “isteğe bağlı” temeline göre sipariş edilebilir.

2.3.1.

Term Commitment: Initial Term. An Order having a term commitment will have an initial term that begins on its Effective Date and will continue for the time period selected by Customer (“Initial Term”), unless it is terminated in accordance with the Agreement. Upon the expiration of the Initial Term, that Order will automatically renew for successive renewal periods (each a “Renewal Term”) as set forth in the Order; or, if not specified, then the Renewal Term will have the same term length as the Initial Term.

2.3.1.

Dönem Taahhüdü: Başlangıç Dönemi. Dönem taahhüdü olan bir Sipariş, Yürürlük Tarihinde başlayan ve Sözleşmesi uyarınca feshedilmediği sürece Müşteri tarafından seçilen süre (“Başlangıç Dönemi”) boyunca devam edecek olan bir süreye sahip olacaktır. Başlangıç Döneminin sona ermesi üzerine bu Sipariş, Siparişte belirtildiği üzere ardışık yenileme dönemleri (her biri bir “Yenileme Dönemi”) için otomatik olarak yenilenecektir ya da bunun belirtilmemiş olması durumunda Yenileme Dönemi, Başlangıç Dönemi ile aynı uzunlukta olacaktır.

2.3.2.

Term-Commitment: Renewal Term. Either Party may opt out of the automatic renewal of an Order by notifying the other Party in writing pursuant to the non-renewal notification period set forth in the Order or, if no notification period is set forth in the Order, then at least thirty (30) days prior to the end of the then-current Order Term. However, for Orders having an Initial or Renewal Term of thirty (30) days, neither Party is required to provide advance notification of termination, unless otherwise indicated in the Order.

2.3.2.

Dönem Taahhüdü: Yenileme Süresi. Taraflardan herhangi biri, Siparişte belirtilen yenilememe bildirim süresi uyarınca veya Siparişte herhangi bir bildirim süresi belirtilmemişse, o zaman geçerli Sipariş Döneminin bitiminden en az otuz (30) gün önce diğer Tarafa yazılı olarak bildirimde bulunarak, bir Siparişin otomatik olarak yenilenmesinden vazgeçebilir. Ancak, Başlangıç veya Yenileme Dönemi otuz (30) gün olan Siparişler için, Siparişte aksi belirtilmedikçe, Taraflardan hiçbirinin önceden fesih bildiriminde bulunması gerekmez.

2.3.3.

On-Demand Products. Orders for Products which are provided on an on-demand basis do not have a term commitment, do not auto-renew, and do not require advance notification to terminate such Products.

2.3.3.

İsteğe Bağlı Ürünler. İsteğe bağlı olarak sağlanan Ürünler için verilen siparişlerin bir dönem taahhüdü yoktur, otomatik olarak yenilenmez ve söz konusu Ürünlerin sonlandırılması için önceden bildirimde bulunulması gerekmez.

3.Products	3.Ürünler

3.1.Ordering. Customer will order Products by placing Orders. The Order will specify the Products ordered, term selected (if applicable), and Fees (including applicable currency). Unless otherwise agreed in the Order, Orders which do not list Fees (e.g., API or phone Orders) will be subject to Equinix’s then-current list price. The Equinix contracting entity will either be listed in the Order or, if not listed, is set forth in the

3.1.Sipariş Verme. Müşteri, Sipariş vererek Ürünleri sipariş edecektir. Sipariş, sipariş edilen Ürünleri, seçilen dönemi (varsa) ve Ücretleri (geçerli para birimi dahil) belirtecektir. Sipariş içerisinde aksi kararlaştırılmadığı hallerde, Ücretleri listelemeyen Siparişler (örneğin, API veya telefon Siparişleri) Equinix’in ilgili tarihteki güncel liste fiyatına tabi olacaktır. Equinix’in ilgili sözleşme tüzel kişiliği ya Siparişte

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Country Terms and based on the Account Country.	belirtilecektir ya da belirtilmemişse , Ülke Şartlarında ve Hesap Ülkesine göre belirtilecektir.

3.2.Order Submission. Written Orders are binding once fully executed by the Parties. Portal, phone and API Orders are binding once accepted or provisioned by Equinix. Once an Order is accepted, Equinix will commence provisioning the Products and the Order cannot be cancelled except in accordance with the Agreement. Equinix will provide the provisioned Products to Customer in a professional and workmanlike manner in accordance with the Agreement.

3.2.Sipariş Gönderimi. Yazılı Siparişler, Taraflarca tamamen yazılı şekilde kabul edildikten sonra bağlayıcıdır. Portal, telefon ve API Siparişleri Equinix tarafından kabul edildikten veya sağlandıktan sonra bağlayıcıdır. Bir Sipariş kabul edildikten sonra Equinix, Ürünlerin tedarik edilmesine başlayacaktır ve Sipariş, Sözleşmeye uygun olarak yapılmadıkça iptal edilemez. Equinix, tedarik edilen Ürünleri Müşteriye Sözleşmeye uygun olarak profesyonel ve işçiliğe yakışır bir şekilde sağlayacaktır.

3.3.Use of Products. Customer will use the Products in accordance with the Agreement including any specified usage or consumption limits. Each Party will comply with the applicable Policies. Customer is responsible for all use of the Products resulting from access provided by Customer, including, but not limited to, any Interference or other act or omission of an Authorized User and for any equipment or products not provided by Equinix.

3.3.Ürünlerin Kullanımı. Müşteri, Ürünleri belirtilen kullanım veya tüketim sınırları da dahil olmak üzere Sözleşmeye uygun olarak kullanacaktır. Her Taraf geçerli Politikalara uyacaktır. Müşteri, Yetkili Kullanıcının herhangi bir Müdahalesi veya başka bir eylemi veya ihmali ve Equinix tarafından sağlanmayan herhangi bir ekipman veya ürün dahil ancak bunlarla sınırlı olmamak üzere, Müşteri tarafından sağlanan erişimden kaynaklanan ürünlerin tüm kullanımından sorumludur.

3.4.Customer Contacts. Customer will designate its Authorized Users and their respective scope of rights (e.g., right to use, access or order Products) via the Customer Portal. Customer confirms that its Authorized Users who place Orders on its behalf have the full power and authority to act on behalf of Customer and to legally bind Customer. Customer will maintain current contact information for itself and any Authorized Users and will ensure the confidentiality of any user IDs, passwords, account numbers and account profiles (“Access Credentials”) provided by Equinix. Customer is responsible for, and will promptly inform Equinix of, any unauthorized disclosure or use of its Access Credentials or unauthorized access to Customer Account.

3.4.Müşteri İrtibat Kişileri. Müşteri, Yetkili Kullanıcılarını ve bunların ilgili hak kapsamlarını (ör., Ürünleri kullanma, erişim veya sipariş etme hakkı) Müşteri Portalı üzerinden belirleyecektir. Müşteri, kendi adına Sipariş veren Yetkili Kullanıcılarının Müşteri adına hareket etme ve Müşteriyi yasal olarak bağlama konusunda tam güç ve yetkiye sahip olduğunu onaylar. Müşteri, kendisi ve tüm Yetkili Kullanıcılar için güncel iletişim bilgilerini muhafaza edecek ve Equinix tarafından sağlanan tüm kullanıcı kimlikleri, şifreler, hesap numaraları ve hesap profillerinin (“Erişim Kimlik Bilgileri”) gizliliğini sağlayacaktır. Müşteri, Erişim Kimlik Bilgilerinin yetkisiz ifşası veya kullanımından veya Müşteri Hesabına yetkisiz erişimden sorumludur ve Equinix’i derhal bilgilendirecektir.

4.Service Level Agreements	4.Hizmet Seviyesi Anlaşmaları

4.1.Service Levels and Credits. The Product Description specifies the applicable service level agreement for each Product, including associated credits (“SLA Credits”). All service level agreements are subject to the terms of this Section. The SLA Credits set forth in the Product Description and chronic outage termination rights set forth herein (collectively, “SLA Remedies”) are Customer’s sole and exclusive remedies if Equinix fails to meet the stated service level thresholds; provided, however, to the extent an event which gives rise to a service level failure also constitutes a breach of any other express obligation of Equinix set forth in the Agreement, Customer’s rights and remedies shall not be limited to the SLA Remedies and will not affect any right of Customer to claim damages, subject to the terms of the Agreement including Section 7 of the UT (“Limitation of Liability”). In any calendar month the maximum SLA Credits to which Customer is entitled will not exceed the Fees for the Product not meeting the service level thresholds in that month. In order to receive an SLA Credit from Equinix, Customer must request the SLA Credit by notifying the applicable Equinix country contact in writing within fifteen (15) days of the last day of the month in which the incident leading to a failure to achieve a service level threshold is remedied.

4.1.Hizmet Seviyeleri ve Krediler. Ürün Açıklaması, ilgili krediler (“SLA Kredileri”) dahil olmak üzere her Ürün için geçerli hizmet seviyesi sözleşmesini belirtir. Tüm hizmet seviyesi anlaşmaları bu bölümün şartlarına tabidir. Ürün Açıklamasında belirtilen SLA Kredileri ve burada belirtilen Kronik Kesinti Sonlandırma Hakları (topluca “SLA Çözümleri”), Equinix’in belirtilen hizmet seviyesi eşiklerini karşılayamaması durumunda Müşterinin tek ve münhasır çözümleri olacaktır; ancak, hizmet seviyesi başarısızlığına neden olan bir olayın, Sözleşmede belirtilen Equinix’in yükümlülüklerinin ihlali anlamına da gelmesi durumunda, Müşterinin hakları ve çözüm yolları SLA Çözüm Yolları ile sınırlı olmayacak ve UT’nin 7. Bölümü (“Sorumluluk Sınırlaması”) dahil olmak üzere Sözleşmenin şartlarına tabi olarak Müşterinin tazminat talep etme hakkını etkilemeyecektir. Herhangi bir takvim ayında Müşterinin hak kazandığı maksimum SLA Kredisi, o ayda hizmet seviyesi eşiklerini karşılamayan Ürünün Ücretlerini aşmayacaktır. Equinix’ten bir SLA Kredisi alabilmek için Müşteri, bir hizmet seviyesi eşiğine ulaşılamamasına neden olan olayın giderildiği ayın son gününden itibaren on beş (15) gün içinde ilgili Equinix ülke irtibat kişisine yazılı olarak bildirimde bulunarak SLA Kredisi talep etmelidir.

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4.2.Exceptions. A Product Description may set forth circumstances where SLA Credits will not be available to Customer. In addition to those exceptions, Customer will not be entitled to an SLA Credit if the event or condition that would have otherwise given rise to the SLA Credit was caused by any of the following: (a) Force Majeure Events; (b) scheduled maintenance; or (c) actions or inactions of Customer or its Authorized Users.

4.2.İstisnalar. Bir Ürün Açıklaması, SLA Kredilerinin Müşteri tarafından kullanılamayacağı durumları ortaya koyabilir. Bir Ürün Açıklamasında belirtilen istisnalara ek olarak, aksi takdirde SLA Kredisine yol açacak olan olay veya koşul aşağıdakilerden herhangi birinden kaynaklanmışsa, Müşteri bir SLA Kredisi alma hakkına sahip olmayacaktır: (a) Mücbir Sebepler; (b) planlı bakım veya (c) Müşteri veya Yetkili Kullanıcılarının eylemleri veya eylemsizlikleri.

4.3.Chronic Outage Termination Right. If three (3) events entitling Customer to a credit occur on a particular Product within a consecutive ninety (90) day period, Customer may terminate the affected Product (without being liable for early termination fees) upon ninety (90) days’ prior written notice to Equinix, provided such notice is received by Equinix within thirty (30) days of the event giving rise to Customer’s right to terminate.

4.3.Kronik Kesinti Sonlandırma Hakkı. Equinix’in hizmet seviyelerini karşılayamaması sonucu veren üç (3) olay, belirli bir Ürün üzerinde arka arkaya doksan (90) günlük bir süre içinde meydana gelirse, Müşteri, Equinix’e doksan (90) gün önceden yazılı bildirimde bulunarak (erken fesih ücretlerinden sorumlu olmaksızın) etkilenen Ürünü feshedebilir; ancak bu bildirimin, Müşterinin fesih hakkını doğuran olaydan itibaren otuz (30) gün içinde Equinix tarafından alınmış olması gerekir.

5.Fees, Taxes and Invoices	5.Ücretler, Vergiler ve Faturalar

5.1.Fees. Orders will specify the Fees (in the applicable currency), which will commence as of the Effective Date. Once an Order is accepted, Customer is obliged to pay Fees for the full term of the Order. Fees are subject to price increases, as may be specified in the Order. If not specified, Equinix may increase the Fees for any upcoming Renewal Term, by providing advance written notification prior to the end of the then-current term, subject to Customer’s right to opt out of the automatic renewal of an Order in accordance with Section 2.3.

5.1.Ücretler. Siparişler, Yürürlük Tarihi itibariyle geçerli olacak Ücretleri (geçerli para birimi cinsinden) belirtecektir. Bir Sipariş kabul edildiğinde, Müşteri Siparişin tüm süresini kapsayan Ücretleri ödemekle yükümlüdür. Ücretler, Siparişte belirtildiği takdirde fiyat artışlarına tabidir. Bu belirtilmediği takdirde, Equinix, mevcut dönemin sona ermesinden önce, önceden yazılı bildirim sağlayarak gelecek Yenileme Dönemi için Ücretleri artırabilir; bu durum Müşteri’nin Bölüm 2.3 uyarınca bir Siparişin otomatik yenilenmesinden vazgeçme hakkına tabidir.

5.2.Taxes. Equinix may charge, and Customer will pay, applicable Taxes that Equinix is obliged or authorized to collect pursuant to applicable law. Customer will provide such information to Equinix as reasonably required to determine whether Equinix is obliged to collect Taxes. When calculating and charging Taxes, Equinix will rely on the physical location of the IBX Center used to provide the Products, or, if there is no such IBX Center location, then the Account Country, when determining the transactional taxability. Equinix will not collect, and Customer will not pay, any Tax for which Customer furnishes a current and valid exemption certificate or a direct payment permit certificate for the jurisdiction which Equinix may claim an available exemption from such Tax. If Customer is required to make any deduction, withholding or payment for Taxes on amounts payable to Equinix, such amounts will be increased such that after making such deduction, Equinix receives an amount equal to what it would have received if such deduction, withholding or payment had not been made.

5.2.Vergiler. Equinix, yürürlükteki yasalar uyarınca Equinix’in tahsil etmekle yükümlü veya yetkili olduğu geçerli Vergileri talep edebilir ve Müşteri bunları ödeyecektir. Müşteri, Equinix’in Vergileri toplamakla yükümlü olup olmadığını belirlemek için makul olarak gerekli olan bilgileri Equinix’e sağlayacaktır. Vergileri hesaplarken ve tahsil ederken Equinix, işlemin vergilendirilebilirliğini belirlerken Ürünleri sağlamak için kullanılan IBX Merkezinin fiziksel konumunu veya böyle bir IBX Merkezi konumu yoksa Hesap Ülkesini esas alacaktır. Equinix, Müşterinin güncel ve geçerli bir muafiyet sertifikası veya Equinix’in söz konusu Vergiden mevcut bir muafiyet talep edebileceği yargı yetkisi için doğrudan ödeme izni sertifikası sunduğu herhangi bir Vergiyi tahsil etmeyecek ve Müşteri de ödemeyecektir. Müşterinin, Equinix’e yapacağı ödemede Vergilerden kaynaklanan herhangi bir kesinti, tevkifat veya ek ödeme yapmasının gerekmesi halinde, Equinix’e ödenecek olan meblağ, kesinti öncesi Equinix’e ödenmesi planlanan net meblağı sağlayacak şekilde arttırılacaktır.

5.3.Invoices and Payment. Except where otherwise indicated, Equinix invoices monthly in advance for recurring Fees, and in arrears for usage-based or non-recurring Fees, plus any applicable Taxes. Customer will pay invoices in the stated currency within thirty (30) days of the date of invoice. If Customer fails to pay Fees when due, Equinix may place Customer’s account on hold and refuse to accept additional Orders. Equinix may also suspend access to or use of the Products if Customer’s payment default is not cured within ten (10) days of Equinix’s notification to Customer. Past due amounts may bear interest at the rate of [***]

5.3.Faturalar ve Ödeme. Aksi belirtilmedikçe, Equinix yinelenen Ücretleri aylık olarak peşin, kullanıma dayalı veya yinelenmeyen Ücretleri sonradan  ve ayrıca geçerli Vergileri faturalandırır. Müşteri, faturalarını fatura tarihinden itibaren otuz (30) gün içinde belirtilen para birimi cinsinden ödeyecektir. Müşteri Ücretleri vadesi geldiğinde ödemezse, Equinix Müşterinin hesabını askıya  alabilir ve ek Siparişleri kabul etmeyi reddedebilir. Equinix, buna ek olarak, Müşterinin ödeme temerrüdünün Equinix’in Müşteriye bildiriminden itibaren on (10) gün içinde düzeltilmemesi halinde Ürünlere erişimi veya Ürünlerin kullanımını askıya alabilir. Vadesi geçmiş tutarlar

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Customer will be responsible for all collections costs including reasonable attorneys’ fees.	[***] uygulanabilir. Müşteri makul avukatlık ücretleri de dâhil olmak üzere tüm tahsilat masraflarından sorumlu olacaktır.

5.4.Disputing an Invoice. Customer may, in good faith, dispute an invoice (a “Disputed Amount”) by sending written notification of such dispute (including reasonable supporting documentation) within ninety (90) days of the date of the initial invoice on which the Disputed Amount appears, failing which Customer waives any claim to the Disputed Amount. Payment of an invoice does not prevent Customer from later disputing a Disputed Amount within the timeframe stated above. The Parties will work together in good faith to resolve the Disputed Amount within thirty (30) days after receipt of Customer’s notification.

5.4.Bir Faturaya İtiraz Etme. Müşteri, İhtilaflı Tutarın yer aldığı ilk fatura tarihinden itibaren doksan (90) gün içinde söz konusu ihtilafa ilişkin yazılı bildirim (makul destekleyici belgeler dâhil) göndererek iyi niyetle bir faturaya (“İhtilaflı Tutar”) itiraz edebilir, aksi takdirde Müşteri İhtilaflı Tutara ilişkin her türlü talebinden feragat eder. Bir faturanın ödenmiş olması, Müşterinin daha sonra yukarıda belirtilen süre içinde İhtilaflı Tutara itiraz etmesini engellemez. Taraflar Müşterinin bildirimi alındıktan sonra otuz (30) gün içinde İhtilaflı Meblağı çözüme kavuşturmak için iyi niyet esasları çerçevesinde iş birliği içinde çalışacaktır.

5.5.Customer Purchase Orders. If Customer must issue a purchase order (“PO”) in order to process payment of an invoice, Equinix will reasonably cooperate with Customer to support its PO policy. Before placing an Order, Customer must: (a) inform Equinix of its PO requirements; (b) provide an accurate and complete PO; and (c) maintain sufficient PO funds to pay the Fees for current and future Orders. Customer acknowledges and agrees that its PO requirements will not serve as a basis for any delay in paying invoices when due and that any PO terms will not apply towards or modify the Agreement or any Order.

5.5.Müşterinin Sipariş Emirleri. Müşterinin, bir faturanın ödemesini işleme koymak için bir sipariş emri (“PO”) düzenlemesi gerekiyorsa, Equinix, Sipariş Emri politikasını desteklemek için Müşteri ile makul ölçüde işbirliği yapacaktır. Bir Sipariş vermeden önce, Müşteri şunları yapmalıdır: (a) Equinix’i PO gereklilikleri hakkında bilgilendirmeli; (b) doğru ve eksiksiz bir PO sağlamalı; ve (c) mevcut ve gelecekteki Siparişlerin Ücretlerini ödemek için yeterli PO fonunu bulundurmalıdır. Müşteri, PO gerekliliklerinin, vadesi geldiğinde faturaların ödenmesinde herhangi bir gecikme için temel teşkil etmeyeceğini ve herhangi bir PO şartının Sözleşmeye veya herhangi bir Siparişe uygulanmayacağını veya bunları değiştirmeyeceğini kabul ve beyan eder.

6.Termination	6.Fesih

6.1.Termination. A Party may, at its election, terminate the Agreement in whole or in part by giving Notice to the defaulting Party if the defaulting Party: (a) breaches any material term of the Agreement and fails to cure such breach within thirty (30) days after receipt of Notice of such breach; or (b) becomes, as applicable under local law, unable to pay its debts as they become due, ceases to do business, enters into a deed of arrangement, undergoes judicial management, commences the process of liquidation, has a receiver appointed or begins winding up or similar arrangements; or (c) is not in compliance with Sanctions Laws or is causing the other Party to be exposed to violations under Sanction Laws. In addition, Equinix may terminate the Agreement, upon ten (10) days’ Notice and opportunity to cure, if Customer fails to pay Fees when due.

6.1.Fesih. Taraflardan biri, kendi seçimine bağlı olarak, temerrüde düşen Tarafın aşağıda belirtilen hallerinde, temerrüde düşen Tarafa bildirimde bulunarak Sözleşmeyi kısmen veya tamamen feshedebilir: (a) Sözleşmenin herhangi bir önemli hükmünü ihlal eder ve bu ihlale ilişkin Bildirimin alınmasından itibaren otuz (30) gün içinde söz konusu ihlali düzeltmezse veya (b) yerel yasalar uyarınca geçerli olduğu üzere, vadesi geldiğinde borçlarını ödemekten acze düşerse, iş yapmayı bırakır, alacaklılarla bir anlaşmaya girer, adli yönetime tabi olur, tasfiye sürecini başlatır, bir kayyum atanır veya tasfiye veya benzeri düzenlemelere başlar veya (c) Yaptırım Yasalarına uymaz veya diğer Tarafın Yaptırım Yasaları kapsamında ihlallere maruz kalmasına neden olursa. . Ayrıca, Equinix, Müşterinin Ücretleri vadesinde ödememesi halinde, on (10) günlük Bildirim ve düzeltme fırsatı ile Sözleşmeyi feshedebili.

6.2.Effects of Termination. Customer must remove all Customer Equipment from the IBX Center and Customer Data from the Products, as applicable, on or before the expiration of an Order or termination of the Agreement, as more fully described in the applicable Supplemental Terms. Equinix may render reasonable assistance requested by Customer in relation to the expiration of an Order or termination of the Agreement and Customer will pay any Fees associated with such assistance.

6.2.Feshin Sonuçları. Müşteri, geçerli Ek Şartlarda daha ayrıntılı olarak açıklandığı şekilde, bir Siparişin sona ermesi ya da Sözleşmenin feshedilmesi üzerine veya öncesinde, tüm Müşteri Ekipmanlarını IBX Merkezinden ve Müşteri Verilerini Ürünlerden kaldırmalıdır. Equinix, bir Siparişin sona ermesi veya Sözleşmenin feshi ile ilgili olarak Müşteri tarafından talep edilen makul yardımı sağlayabilir ve Müşteri bu yardımla ilgili Ücretleri ödeyecektir.

6.3.Transition Period. In the event that Customer terminates the Agreement due to Equinix’s material breach, Customer may, in Customer’s termination notice, designate an effective date of termination that is no later than six (6) months after the end of the applicable cure period (“Transition Period“),

6.3.Geçiş Dönemi. Müşteri, Equinix’in önemli bir ihlali nedeniyle Sözleşmeyi feshetmesi durumunda, fesih bildiriminde, ilgili düzeltme süresinin (“Geçiş Dönemi”) bitiminden itibaren en geç altı (6) ay sonra geçerli olacak bir fesih tarihi belirleyebilir ve her bir Taraf, söz konusu fesih tarihine kadar Sözleşmenin tüm hüküm ve koşullarına bağlı olacaktır. Geçiş Dönemi boyunca, Müşteri, Sözleşmenin şart ve

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and each Party shall be bound by all terms and conditions of the Agreement until such effective date of termination. During the Transition Period, Customer shall have the right to continue to receive Licensed Space and/or Services pursuant to the terms and conditions (including the obligation to pay charges for the Licensed Space and/or Services) of the Agreement and to use the Smart Hands Service at Equinix’s then-current published list rates and shall continue to pay for the Licensed Space and/or Services until the end of the Transition Period.

koşullarına (Lisanslı Alan ve/veya Hizmetler için ücret ödeme yükümlülüğü dahil) uygun olarak Lisanslı Alan ve/veya Hizmetleri almaya devam etme ve Equinix’in o tarihte geçerli olan yayınlanmış liste fiyatları üzerinden Akıllı Eller Hizmetini kullanma hakkına sahip olacak ve Geçiş Dönemi sonuna kadar Lisanslı Alan ve/veya Hizmetler için ödeme yapmaya devam edecektir

6.4.

7.Limitation of Liability	7.Sorumluluğun Sınırlandırılması

7.1.Equinix disclaims all warranties, including but not limited to, any implied or statutory warranties, including the implied warranties of merchantability or satisfactory quality, and fitness for a particular purpose.

7.1.Equinix, ticarete elverişlilik veya tatmin edici kalite, belirli bir amaca uygunluğa ilişkin zımni garantiler dâhil ancak bunlarla sınırlı olmamak üzere tüm garantileri reddeder.

7.2.Neither Party will be liable to the other Party for: (a) any indirect, incidental, special, reliance, punitive or consequential damages, if applicable, even if advised of the possibility of such damages; (b) loss of profits; (c) loss of business; (d) loss of revenues (except that Customer will remain liable for any Fees or other amounts owed to Equinix under the Agreement); and (e) any losses arising from or caused by the loss, interruption or corruption of data, including any Customer Data.

7.2.Taraflardan hiçbiri aşağıda belirtilen hususlardan dolayı diğer Tarafa karşı sorumlu olmayacaktır: (a) bu tür zararların olasılığı konusunda bilgilendirilmiş olsa bile, varsa, dolaylı, arızi, meydan gelen durumun doğal ve zorunlu sebebi olmayan, güvene dayalı, menfi, cezai veya dolaylı zararlar; (b) kâr kaybı; (c) iş kaybı; (d) gelir kaybı (Sözleşme kapsamında Equinix’e borçlu olunan herhangi bir Ücret veya diğer tutarlardan Müşterinin sorumlu olması dışında) ve (e) Müşteri Verilerinin kaybı dahil, kesintiye uğraması veya bozulmasından doğan veya bunlardan kaynaklanan herhangi bir kayıp.

7.3.Subject to Section 7.2, Equinix’s total liability to Customer in the aggregate for the entire term of the Agreement (regardless of whether the claims are brought during or after the term) with respect to all claims arising from or related to the subject matter of the Agreement (including reasonable attorney’s fees) will not exceed the total amounts paid or payable by Customer during the twenty-four (24) month period preceding the date on which the first claim is made.

7.3.Bölüm 7.2’ye bağlı olarak, Sözleşmenin konusundan kaynaklanan veya Sözleşmenin konusuyla ilgili tüm taleplere ilişkin (makul avukatlık ücretleri dâhil) Sözleşmenin tüm Süresi boyunca (ilgili taleplerin Sözleşme Süresi esnasında veya Sözleşme süresinin dolmasından sonra getirilip getirilmediğine bakılmaksızın) Müşteriye karşı Equinix’in toplam sorumluluğu, ilk talebin ortaya çıktığı tarihten önceki yirmi dört (24) aylık dönem boyunca Müşteri tarafından ödenen veya ödenmesi gereken toplam tutarı aşmayacaktır.

7.4.Nothing in the Agreement excludes or limits a Party’s liability for matters for which liability cannot be limited or excluded under applicable law.	7.4.Sözleşmedeki hiçbir hüküm, bir Tarafın yükümlülüğünün yürürlükteki yasalar uyarınca sınırlandırılamadığı veya hariç tutulamadığı hususlardaki yükümlülüğünü hariç tutmaz veya sınırlandırmaz.

7.5.The limitations set forth in the Agreement applies to all claims and causes of action, regardless of whether in contract, tort, strict liability or other theory. Each Party waives the right to bring a claim in relation to the Agreement after the period for commencing legal proceedings under applicable law has expired, or, if such period does not exist, more than one (1) year after the date of the event giving rise to such claim. Each Party recognizes and agrees that the warranty disclaimers, limitations of liability and remedy limitations in the Agreement are materially bargained for by the Parties.

7.5.Sözleşmede belirtilen sınırlamalar, sözleşme, haksız fiil, kusursuz sorumluluk veya başka bir teoriden kaynaklanıp kaynaklanmadığına bakılmaksızın tüm iddialar ve dava nedenleri için geçerlidir. Taraflardan her biri, yürürlükteki yasalar uyarınca yasal işlem başlatma süresi sona erdikten sonra veya böyle bir süre yoksa, söz konusu iddiaya yol açan olay tarihinden itibaren bir (1) yıl geçtikten sonra Sözleşme ile ilgili olarak bir talepte bulunma hakkından feragat eder.

Taraflardan her biri, Sözleşmedeki garanti feragatnamelerinin, sorumluluk sınırlamalarının ve yasal çözüm sınırlamalarınınmaddi olarak Taraflarca önemli ölçüde pazarlık edildiğini kabul eder ve onaylar.

8.Indemnification	8.Tazminat

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8.1.Equinix Indemnification. Equinix shall indemnify, hold harmless, and, at Customer’s option, defend Customer and its Affiliates from and against all liability, loss, damages, costs and expenses (including reasonable attorneys’ fees and expenses) associated with third-party claims:

8.1.Equinix Tazminatı. EquinixMüşterinin tercihine bağlı olarak, Müşteriyi ve Bağlı Kuruluşlarını üçüncü taraf talepleriyle ilişkili tüm yükümlülük, kayıp, zarar, maliyet ve masraflardan (makul avukatlık ücretleri ve masrafları dahil) tazmin edecek, zararsız tutacak ve savunacaktır:

8.1.1.

Alleging that Customer’s use of the Products in accordance with the Agreement infringes or misappropriates such third-party’s Intellectual Property Rights, subject to Equinix being permitted to take all necessary steps in its sole discretion to make it non-infringing (e.g., modify or replace the Product or obtain the right for Customer to continue to use the Products) or, if Equinix determines that this is not reasonably feasible, Equinix may terminate the impacted Products, effective upon five (5) days’ Notice to Customer, unless the Product is Colocation, in which case the mechanism of section 6.3 shall apply.

8.1.1.

Müşterinin Ürünleri Sözleşmeye uygun olarak kullanmasının söz konusu olmasına rağmen üçüncü tarafın Fikri Mülkiyet Haklarının ihlal ettiğini veya kötüye kullandığını iddia ederek, Equinix’in tamamen kendi takdirine bağlı olarak ihlal etmemek için gerekli tüm adımları atmasına izin verilmesi koşuluyla (örneğin, Ürünü değiştirmek veya değiştirmek veya Müşterinin Ürünleri kullanmaya devam etme hakkını elde etmek) veya Equinix’in bunun makul olarak mümkün olmadığını belirlemesi durumunda, Equinix, etkilenen Ürünleri, Müşteriye beş (5) gün önceden bildirimde bulunarak feshedebilir; ancak Ürün Colocation ise, bu durumda bölüm 6.3’teki mekanizma geçerli olacaktır.

8.1.2.

Arising from or related to bodily injury (including death) or damage to real or tangible personal property to the extent caused by the gross negligence or willful misconduct of Equinix or its Affiliates, employees, agents or other persons directly engaged by Equinix in the performance of Equinix’s obligations under the Agreement. Except where a meaning is given by applicable legislation or case law, “gross negligence” means any conduct undertaken with serious disregard of or indifference to a significant, known risk and the seriousness of its consequences, but specifically excludes simple negligence; and “willful misconduct” means any conduct undertaken with an intentional disregard to the safety of others or an intent to harm the property of the other party.

8.1.2.

Equinix’in veya Bağlı Kuruluşlarının, çalışanlarının, temsilcilerinin veya Equinix’in Sözleşme kapsamındaki yükümlülüklerini yerine getirirken doğrudan Equinix tarafından görevlendirilen diğer kişilerin ağır ihmalinden veya kasıtlı suistimalinden kaynaklandığı ölçüde, bedensel yaralanma (ölüm dahil) veya gerçek veya maddi kişisel mala verilen hasardan kaynaklanan veya bunlarla ilgili olan zararlar. Yürürlükteki mevzuat veya içtihatlar kapsamında bir tanımı olmaması halinde , “ağır ihmal” önemli, bilinen bir riske ve sonuçlarının ciddiyetine karşı ciddi bir şekilde hiçe sayma veya kayıtsızlıkla gerçekleştirilen herhangi bir davranışı ifade eder, ancak özellikle basit ihmali hariç tutar, ve “kasıtlı suistimal” başkalarının güvenliğini kasıtlı olarak göz ardı ederek veya diğer tarafın mülküne zarar verme niyetiyle gerçekleştirilen herhangi bir davranışı ifade eder.

8.2.Customer Indemnification. Customer will indemnify, hold harmless, and, at Equinix’s option, defend Equinix and its Affiliates, from and against all liability, loss, damages, costs and expenses (including reasonable attorneys’ fees and expenses) associated with third-party claims arising from or related to:

8.2.Müşteri Tazminatı. Müşteri, Equinix ve Bağlı Kuruluşlarını, Equinix’in tercihine tabi olarak, aşağıdakilerden kaynaklanan veya bunlarla ilgili üçüncü taraf talepleriyle ilişkili tüm yükümlülük, kayıp, zarar, masraf ve harcamalara (makul avukatlik ücretleri ve masrafları dahil) karşı tazmin edecek, zararsız tutacak ve savunacaktır:

8.2.1.

Customer’s use of the Products provided under the Agreement, including claims from Customer’s Affiliates, Authorized Users, and any end users relating to interruptions, failures, defects, or inadequacies in any of the Products; or

8.2.1.

Müşterinin Sözleşme kapsamında sağlanan Ürünleri kullanması, müşterinin Bağlı Kuruluşları, Yetkili Kullanıcıları ve herhangi bir son kullanıcının Ürünlerin herhangi birindeki kesintiler, arızalar, kusurlar veya yetersizliklerle ilgili talepleri dahil; veya

8.2.2.

Bodily injury (including death) or damage to real or tangible personal property to the extent caused by the gross negligence or willful misconduct of Customer or its Affiliates or Authorized Users.

8.2.2.

Müşterinin veya Bağlı Kuruluşlarının ya da Yetkili Kullanıcılarının ağır ihmali veya kasıtlı suistimalinden kaynaklandığı ölçüde meydana gelen bedensel yaralanma (ölüm dahil) ya da gerçek veya maddi kişisel mala verilen hasar.

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8.3.Conduct of Claims. A Party seeking indemnity must: (a) provide prompt Notice to the indemnifying Party of the claim; provided, failure to provide prompt Notice will not relieve the indemnifying Party of its obligations unless it is materially prejudiced by such failure; (b) allow the indemnifying Party to control the defense and any related settlement of the claim; and (c) furnish the indemnifying Party with reasonable assistance in the defense of the claim, so long as the indemnifying Party pays the indemnified Party its reasonable out-of-pocket expenses. The indemnifying Party may not settle the claim against the indemnified Party without the indemnified Party’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), and further provided that the indemnified Party will have the right, at its option, to defend itself against the claim or to participate in the defense of the claim using counsel of its choice.

8.3.Tazminat Taleplerinin Yürütülmesi. Tazminat talep eden bir Taraf şunları yapmalıdır: (a) tazminat talep eden Tarafa söz konusu taleple ilgili olarak derhal Bildirimde bulunmalıdır; ancak, derhal Bildirimde bulunulmaması, Tazminat talep edilen Taraf’ı söz konusu taleple ilgili olarak önemli ölçüde bir zarara uğramadığı sürece, yükümlülüklerinden kurtarmayacaktır (b) Tazminat talep edilen Tarafın, söz konusu talebin savunmasını ve ilgili her türlü uzlaşmayı kontrol etmesine izin vermelidir ve (c) Tazminat talep edilen Tarafın, tazmin edilen Tarafa, makul harcamalarını ödemesi koşuluyla, tazminat talep eden Tarafa söz konusu talebin savunmasında makul yardımda bulunmalıdır. Tazminat talep edilen Taraf, tazmin edilen Tarafın önceden yazılı onayı olmadan (bu onay makul olmayan bir şekilde geri çevrilemez, geciktirilemez veya şarta bağlanamaz) tazmin edilen Tarafa karşı bu tür bir talebi çözüme kavuşturamaz ve ayrıca tazmin edilen Taraf, kendi tercihine bağlı olarak, talebe karşı kendini savunma veya kendi seçtiği avukatı kullanarak iddianın savunmasına katılma hakkına sahiptir.

9.Confidentiality	9.Gizlilik

9.1.Neither Party will use or disclose Confidential Information of the other Party without its prior written consent. Each Party will take all reasonable precautions to protect the other Party’s Confidential Information, using at least the same standard of care as it uses to maintain the confidentiality of its own Confidential Information. For the avoidance of doubt, the mere placement of materials or equipment containing information at an Equinix IBX Center or use of the Products does not constitute disclosure of such information to Equinix.

9.1.Taraflardan hiçbiri, diğer Tarafın Gizli Bilgilerini önceden yazılı izin almaksızın kullanmayacak veya ifşa etmeyecektir. Taraflardan her biri, diğer tarafın Gizli Bilgilerini korumak için, en azından kendi Gizli Bilgilerinin gizliliğini korumak için kullandığı özen standardını kullanarak, tüm makul önlemleri alacaktır. Şüpheye mahal vermemek adına, bilgi içeren materyallerin veya ekipmanların bir Equinix IBX Merkezi lokasyonuna yerleştirilmesi veya Ürünlerin kullanılması, bu bilgilerin Equinix’e ifşa edildiği anlamına gelmez.

9.2.A Party may disclose Confidential Information if: (a) the disclosure is required by applicable law or regulation (including securities laws regarding public disclosure of business information) or by an order of a court or other governmental body having jurisdiction after taking steps to maintain its confidentiality where practicable; (b) it is reasonably necessary to be disclosed to that Party’s, or its Affiliates’, employees, officers, directors, attorneys, accountants, and other advisors; or (c) it is necessary for a Party to exercise its rights or perform its obligations under the Agreement. In any case, the disclosing Party will ensure that such disclosure will not be broader than necessary and that the recipient agrees prior to receipt to keep the information confidential to the same extent as under the Agreement (except that such agreement need not be obtained for disclosures to a court, regulator or arbitrator). The receiving Party will promptly notify the disclosing Party in writing of any unauthorized use or disclosure of Confidential Information that comes to its attention. The receiving Party is responsible for any breach of this Section by any of its representatives.

9.2.Bir Taraf Gizli Bilgiyi aşağıdaki durumlarda ifşa edebilir: (a) uygulanabilir olduğu ölçüde gizliliğini korumak için adımlar attıktan sonra, ifşanın yürürlükteki yasa veya yönetmelik (ticari bilgilerin kamuya açıklanmasına ilişkin menkul kıymetler yasaları dâhil) veya yargı yetkisine sahip bir mahkeme veya başka bir devlet kurumunun emri ile gerekli olması (b) söz konusu Tarafın veya Bağlı Kuruluşlarının çalışanlarına, yetkililerine, yöneticilerine, avukatlarına, muhasebecilerine ve diğer danışmanlarına ifşa edilmesinin makul ölçüde gerekli olması veya (c) bir Tarafın Sözleşme kapsamındaki haklarını kullanması ve yükümlülüklerini yerine getirmesi için gerekli olması. Her türlü durumda, ifşa eden Taraf, bu gibi gizli bilgi ifşasının gerekenden daha fazla olmamasını ve alıcının bilgileri almadan önce Sözleşme kapsamında olduğu ölçüde bu bilgileri gizli tutmayı kabul etmesini sağlayacaktır (ancak bir mahkemeye, düzenleyici kuruma veya hakeme yapılan ifşalar için bu hüküm esas alınmayacaktır). Alıcı Taraf, Gizli Bilgilerin yetkisiz kullanımı veya ifşası ile ilgili olarak dikkatini çeken her türlü durumu derhal ifşa eden Tarafa yazılı olarak bildirecektir. Alıcı Taraf, temsilcilerinden herhangi biri tarafından bu Bölümün ihlal edilmesinden sorumludur.

10.Safeguards and Privacy	10.Güvenlik Önlemleri ve Gizlilik

10.1.Safeguards. Security and compliance are shared responsibilities between Equinix and Customer.	10.1.Güvenlik önlemleri. Güvenlik ve uyum Equinix ve Müşteri arasında paylaşılan sorumluluklardır.

10.1.1.Equinix Safeguards. Equinix will employ appropriate administrative, physical, technical and other safeguards in order to secure the Equinix IBX Centers and/or equipment which are used by Equinix to

10.1.1.Equinix Güvenlik Önlemleri. Equinix, Equinix IBX Merkezlerini ve/veya Ürünleri sağlamak için Equinix tarafından kullanılan ekipmanları güvence altına almak için uygun idari, fiziksel, teknik ve diğer güvenlik

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provide the Products. Equinix’s privacy policy and security controls are described on its Shared Responsibility Model website.	önlemlerini kullanacaktır. Equinix’in gizlilik politikası ve Paylaşılan Sorumluluk Modelinde tanımlanan güvenlik kontrolleri web sitesinde açıklanmaktadır

10.1.2.Customer Safeguards. Customer will employ appropriate administrative, physical, technical and other safeguards in support of Customer’s use of the Products and to secure Customer Equipment and Customer Data. Customer is solely responsible for: (a) installing, configuring, managing, and maintaining Customer Equipment; and (b) protecting, managing, backing up and archiving Customer Data. Customer acknowledges that the provision of Products by Equinix does not involve any access by Equinix, or use, processing, monitoring, or performance of any operation of, or on, Customer Data by Equinix. Customer further agrees that Equinix, in the provisioning of Products, does not act as Data Processor nor Data Controller (as defined under European laws and regulations or its equivalent under any local data protection and privacy laws), with respect to such Customer Data, unless otherwise agreed to in writing by the Parties.

10.1.2.Müşteri Güvenlik Önlemleri. Müşteri, Müşterinin Ürünleri kullanımını desteklemek ve Müşteri Ekipmanını ve Müşteri Verilerini güvence altına almak için uygun idari, fiziksel, teknik ve diğer güvenlik önlemlerini alacaktır. Müşteri tek başına şunlardan sorumludur: (a) Müşteri Ekipmanını kurmak, yapılandırmak, yönetmek ve bakımını yapmak ve (b) Müşteri Verilerini korumak, yönetmek, yedeklemek ve arşivlemek. Müşteri, Ürünlerin Equinix tarafından sağlanmasının, Equinix tarafından herhangi bir erişim veya Equinix tarafından Müşteri Verilerinin kullanımı, işlenmesi, izlenmesi veya üzerinde herhangi bir işlem yapılmasını içermediğini kabul eder. Müşteri ayrıca, Taraflarca aksi yazılı olarak kararlaştırılmadıkça, Equinix’in Ürünlerin sağlanmasında, söz konusu Müşteri Verileri ile ilgili olarak Veri İşlen veya Veri Sorumlusu (Avrupa yasaları ve yönetmelikleri veya herhangi bir yerel veri koruma ve gizlilik yasası kapsamındaki eşdeğeri kapsamında tanımlandığı şekilde) olarak hareket etmediğini kabul eder.

10.2.Account Information. The Parties will exchange Account Information in connection with the administration of Customer’s account and other obligations under the Agreement. Each Party will comply with all applicable laws with regards to such Account Information. Equinix will only use Customer’s Account Information in accordance with Equinix’s privacy policy and Customer will only use Equinix’s Account Information in accordance with Customer’s privacy policy. Customer acknowledges that Equinix’s privacy policy does not apply to Customer Data.

10.2.Hesap Bilgileri. Taraflar, Müşterinin hesabının idaresi ve Sözleşme kapsamındaki diğer yükümlülüklerle bağlantılı olarak Hesap Bilgileri alışverişinde bulunacaktır. Taraflardan her biri bu tür Hesap Bilgileri ile ilgili olarak yürürlükteki tüm yasalara uyacaktır. Equinix, Müşterinin Hesap Bilgilerini yalnızca Equinix’in gizlilik politikasına uygun olarak kullanacak ve Müşteri de Equinix’in Hesap Bilgilerini yalnızca Müşterinin gizlilik politikasına uygun olarak kullanacaktır. Müşteri, Equinix’in gizlilik politikasının Müşteri Verileri için geçerli olmadığını kabul eder.

11.Compliance	11.Uyum

11.1.Governing Law and Dispute Resolution. The Country Terms list the applicable governing laws, jurisdiction and additional local terms (if any), based upon the location of the Account Country. Each Agreement will be governed in all respects by such applicable governing laws, without regard to conflicts of law provisions. The Parties will comply with all applicable laws and regulations in connection with the Agreement. The Parties agree to the applicable exclusive jurisdiction for resolving disputes listed in the Country Terms. If any legal action is brought by either Party under the Agreement, the prevailing Party will be entitled to an award of its reasonable attorneys’ fees and costs.

11.1.Uygulanacak Hukuk ve Uyuşmazlık Çözümü. Ülke Şartları, Hesap Ülkesinin konumuna bağlı olarak geçerli yasaları, yargı yetkisini ve ek yerel şartları (varsa) listeler. Her bir Sözleşme, kanuni ihtilaf hükümlerine bakılmaksızın, her bakımdan söz konusu geçerli yasalara tabi olacaktır. Taraflar, bu Sözleşmeyle bağlantılı olarak yürürlükte olan tüm yasalara ve yasal düzenlemelere uyacaktır. Taraflar, Ülke Şartlarında listelenen ihtilafların çözümü için geçerli münhasır yargı yetkisini kabul eder. Taraflardan biri tarafından Sözleşme kapsamında herhangi bir dava açılması halinde, davayı kazanan Taraf makul avukatlık ücretleri ve masraflarının karşılanmasına  hak kazanacaktır.

11.2.International Security Concerns. Both Parties will comply with all applicable Sanctions Laws(United States, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or any other relevant national or international sanctions authority.) Additionally, both Parties accept, declare and undertake that they’re not listed on, nor wholly owned or controlled by an entity or person which is subject to, nor located in or organized under the laws of a country subject to an international trade embargo. Equinix, acknowledges that it is aware of and (to the extent applicable to it) complies with the provisions of Customer’s Sanctions Policy available at https://investors.hepsiburada.com/en/governance/governance-

11.2.Uluslararası Güvenlik ile ilgili Endişeler. Her iki Taraf da yürürlükteki tüm Yaptırım Yasalarına (ABD hükümeti, Birleşmiş Milletler Güvenlik Konseyi, Avrupa Birliği, Birleşik Krallık Hazinesi veya ilgili diğer ulusal ya da uluslararası yaptırım birimleri) uyacaktır. Bunlara ek olarak, Taraflar uluslararası ticaret ambargosu uygulanan bir ülkenin yasalarına tabi olan, bu ülkelerde bulunan ya da bu ülkelerin yasaları kapsamında kurulmuş olan bir tüzel kişi ya da tamamen şahıs mülkiyetinde ya da kontrolünde olmadığını ya da bu tür yaptırım listelerinde yer almadığını kabul, beyan ve taahhüt eder. Equinix, Müşteri’nin https://investors.hepsiburada.com/en/governance/governance-documents bağlantısında yer alan Yaptırım Politikası hükümlerini bildiğini ve (kendisine uygulanabilir olduğu ölçüde)

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documents.	bunlara uyduğunu beyan eder.

11.3.Anti-Money Laundering. Both Parties will comply with all applicable anti-money laundering laws. If the bank to which Customer remits payment (“Equinix Bank”) refuses to process a Customer payment for any reason including, but not limited to, a reasonable belief that Customer’s payment may be connected to money laundering (a “Suspicious Payment”), Customer will reasonably cooperate with all requests from Equinix or the Equinix Bank (e.g., requests for additional information in order to process the Suspicious Payment) or remit payment of any outstanding balance using an alternative payment method within five (5) days.

11.3.Kara Para Aklamanın Önlenmesi. Her iki Taraf da yürürlükteki tüm kara para aklamayı önleme yasalarına uyacaktır. Müşterinin ödeme yaptığı bankanın (“Equinix’in Bankası”) sınırlama olmaksızın Müşteri ödemesinin kara para aklama faaliyetleriyle ilgili olduğuna dair makul bir inanca sahip olması gibi bir nedenle Müşteri ödemesini işleme almayı reddetmesi (bir “Şüpheli Ödeme”) halinde, Müşteri, Equinix veya Equinix’in Bankasından gelen tüm taleplerde (örn.; Şüpheli Ödemenin işleme alınması için ilave bilgi talebinde bulunulması) makul düzeyde iş birliği içerisinde hareket edecek veya beş (5) gün içerisinde kalan bakiyeyi alternatif bir ödeme yöntemi kullanarak iletecektir.

11.4.Anti-Corruption. Neither Party has been offered or received, nor will in the future offer, any illegal or improper bribe, kickback, payment, gift, or thing of value from an employee or agent of the other Party in connection with the Agreement. Reasonable gifts and entertainment provided in the ordinary course of business do not violate the above restriction. It is the intent of the parties that no payments or transfers of value by either party in connection with any Agreement shall be made that have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in, extortion, kickbacks, or other unlawful or improper means of obtaining business. Each party hereby represents, warrants, and covenants that it and its subsidiaries, officers, directors, employees, agents, representatives, and subcontractors are fully aware of the provisions of the United States Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§78dd-1,et seq., as amended regarding, among other things, payments to government officials, and that it will perform under the Agreement in compliance with the FCPA and all applicable international, federal, state and local laws, including but not limited to all bribery and corruption laws. Equinix shall comply with the Equinix Code of Business Conduct located at https://investor.equinix.com/board-governance/governance-documents. Equinix will use reasonable efforts to comply with the provisions of Customer’s Code of Ethics and Business Conduct available at https://investors.hepsiburada.com/en/governance/governance-documents (“Customer Code of Conduct”); provided, however, Equinix’s failure to comply with the Customer Code of Conduct shall not be deemed to be a breach of the Agreement. In no event shall the Customer Code of Conduct amend or alter any of the terms in the Agreement nor constitute any contractual obligations. In the event of conflict between the Equinix Code of Conduct and the Customer Code of Conduct, the Equinix Code of Conduct shall prevail.

11.4.Yolsuzlukla Mücadele. Taraflardan hiçbiri, diğer Tarafın çalışanlarından veya temsilcilerinden Sözleşme ile bağlantılı olarak herhangi bir yasadışı veya uygunsuz rüşvet, komisyon, ödeme, hediye veya değerli bir şey teklif etmemiş veya almamıştır ve gelecekte de teklif etmeyecektir. İşin olağan akışı içinde sağlanan makul hediyeler ve ağırlamalar yukarıdaki kısıtlamayı ihlal etmez. Tarafların niyeti, herhangi bir Anlaşma ile bağlantılı olarak, kamu veya ticari rüşvet, zorbalık, komisyon veya iş elde etmek için diğer yasadışı veya uygunsuz yöntemlerin kabulü veya onaylanması amacıyla veya etkisiyle hiçbir ödeme veya değer transferi yapılmamasıdır. Taraflar, kendilerinin ve bağlı şirketlerinin, yöneticilerinin, direktörlerinin, çalışanlarının, temsilcilerinin ve alt yüklenicilerinin, Amerika Birleşik Devletleri Yurtdışı Yolsuzluk Uygulamaları Yasası (“FCPA”) 15 U.S.C. §§78dd-1,et seq., diğer hususların yanı sıra, devlet memurlarına yapılan ödemelerle ilgili olarak değiştirilen hükümlerinin tamamen farkında olduğunu ve Anlaşma kapsamında FCPA ve tüm rüşvet ve yolsuzluk yasaları dahil ancak bunlarla sınırlı olmamak üzere tüm geçerli uluslararası, federal, eyalet ve yerel yasalara uygun olarak hareket edeceğini beyan, garanti ve taahhüt eder. Equinix, https://investor.equinix.com/board-governance/governance-documents adresinde bulunan Equinix İş Davranış Kurallarına uyacaktır. Equinix, https://investors.hepsiburada.com/en/governance/governance-documents adresinde bulunan Müşteri Etik ve İş Davranış Kuralları’nın (“Müşteri Davranış Kuralları”) hükümlerine uymak için makul çabayı gösterecektir; ancak, Equinix’in Müşteri Davranış Kurallarına uymaması, Sözleşme’nin ihlali olarak kabul edilmeyecektir. Müşteri Davranış Kuralları, hiçbir durumda Sözleşmedeki hükümleri değiştirmeyecek veya tadil etmeyecek ve herhangi bir sözleşme yükümlülüğü oluşturmayacaktır. Equinix Davranış Kuralları ile Müşteri Davranış Kuralları arasında çelişki olması durumunda, Equinix Davranış Kuralları geçerli olacaktır.

11.5.Equinix, acknowledges that, within the scope of the information obtained and in accordance with the rules and restrictions established by the United States Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market (“Nasdaq”), it may be included in the “Insider Information List.” Equinix, further acknowledges that the Confidential Information (“MNPI”) to be provided to it in relation to D-MARKET or D-MARKET’s securities may contain material non-public information. By executing this Agreement, Equinix, represents, warrants, and undertakes that: (1) except where required by law, it shall not disclose any MNPI obtained to any third party, including but not limited to family members and friends; and (2)

11.5.Equinix, edinmiş olduğu bilgiler kapsamında ve Amerika Birleşik Devletleri (“ABD”) Menkul Kıymetler ve Borsa Komisyonu (“SEC”) ve ABD Nasdaq Menkul Kıymetler Borsası (“Nasdaq”) tarafından belirlenen kurallar ve sınırlamalar dâhilinde “İçeriden Öğrenilen Bilgilere Haiz Listesi”ne dâhil edilebilecektir. Equinix, kendisine sağlanacak D-MARKET veya D-MARKET’in menkul kıymetlerine ilişkin Gizli Bilgiler’in

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it shall not, directly or indirectly, use any MNPI to engage in or recommend to others any purchase, sale, or other transaction involving D-MARKET’s securities, including, without limitation, American depositary shares, equity shares, debt instruments, bonds, or other financial instruments. These restrictions shall remain in force until the date on which such information is publicly disclosed through D-MARKET’s next scheduled press release or until such information ceases to constitute material non-public information due to the passage of time or the loss of its price sensitivity.

(“MNPI”) kamuya henüz açıklanmamış önemli bilgiler olabileceğini kabul eder. Equinix, işbu Sözleşme’yi imzalayarak (1) Kanuni zorunluluklar dışında edinmiş olduğu hiçbir MNPI’yi, aile üyeleri ve arkadaşları da dâhil olmak üzere, 3. Kişilere ifşa etmeyeceğini ve (2) MNPI’leri kullanarak D-MARKET’in Amerikan depo senetleri ve hisse senetleri de dâhil olmak üzere menkul kıymetleri, borç senetleri, tahvilleri, veya diğer finansal araçlarına ilişkin olarak herhangi bir alım satım ve sair işlemi gerçekleştirmeyeceğini ve/veya bu kapsamda başkalarına alım satım ve sair işlem tavsiyesinde bulunamayacağını, kabul, beyan ve taahhüt eder. Bu kısıtlamalar, D-MARKET’in bir sonraki planlanmış basın açıklamasında bu tür bilgilerin kamuya duyurulması tarihi veya zamanaşımı nedeni ile bu bilgilerin artık fiyat duyarlılığı açısından önemini kaybetmesine kadar devam edecektir.

11.6.Independent Standards. Equinix will conduct recurring audits and certifications of its IBX Centers and Products (e.g., SSAE 16/18, ISAE 3402, ISO 27001) (collectively “Certifications”) which Equinix deems appropriate. Where applicable, these Certifications are set forth in the Supplemental Terms. Certifications are performed by a qualified and licensed independent auditor selected by Equinix. Equinix will, upon Customer’s request and at no additional charge, provide Customer with a copy of the current attestation report or certificate associated with the Certification, as the case may be, associated with the Products (if applicable). All such reports are Equinix’s Confidential Information and provided for the sole use of Customer.

11.6.Bağımsız Standartlar. Equinix, IBX Merkezleri ve Ürünleri (ör., SSAE 16/18, ISAE 3402, ISO 27001) (topluca “Sertifikalar”) için Equinix’in uygun gördüğü yinelenen denetimler ve belgelendirmeler gerçekleştirecek. Uygulanabilir olduğu durumlarda, bu Sertifikalar Ek Şartlarda belirtilmiştir. Belgelendirmeler, Equinix tarafından seçilen nitelikli ve lisanslı bağımsız bir yüklenici tarafından gerçekleştirilir. Equinix, Müşterinin talebi üzerine ve hiçbir ek ücret talep etmeksizin, Müşteriye, duruma göre, Ürünlerle (varsa) ilgili Sertifikasyonla ilişkili güncel tasdik raporunun veya sertifikanın bir kopyasını sağlayacaktır. Tüm bu raporlar, Equinix’in Gizli Bilgisi niteliğindedir ve yalnızca Müşterinin kullanımı için temin edilir.

11.7.Insurance.	11.7.Sigorta.

11.7.1.Each Party will purchase and maintain, or cause to be purchased and maintained, the following insurance during the term of the Agreement, at its expense and with insurers having a minimum AM Best rating of A- VII or S&P rating of A: (a) Commercial General Liability or Public Liability Insurance with limits of [***] the aggregate (or the local currency equivalent), provided these limits may be achieved through a combination of primary and excess policies and such insurance will include coverage for bodily injury and property damage; (b) Workers’ Compensation and/or Employer’s Liability insurance where required by applicable law; and (c) Special Perils or All Risk Property Insurance on a replacement cost basis covering each Party’s respective property and equipment.

11.7.1.Taraflardan her biri, masrafları kendisine ait olmak üzere ve en az AM Best A- VII derecesine veya S&P A derecesine sahip sigortacılarla, Sözleşme süresince aşağıdaki sigortayı satın alacak ve sürdürecek veya satın alınmasını ve sürdürülmesini sağlayacaktır: (a) [***] (veya yerel para birimi eşdeğeri) limitli Ticari Genel Sorumluluk veya Kamu Sorumluluk Sigortası, bu limitlere birincil ve ek poliçelerin bir kombinasyonu yoluyla ulaşılabilmesi ve söz konusu sigortanın bedensel yaralanma ve maddi hasar için teminat içermesi şartıyla; (b) Yürürlükteki yasaların gerektirdiği durumlarda İşçi Tazminatı ve/veya İşveren Sorumluluk sigortası ve (c) Her bir Tarafın ilgili mülk ve ekipmanını kapsayan ikame maliyet esasına göre Özel Tehlikeler veya Tüm Riskler Mülkiyet Sigortası.

11.7.2.Equinix will maintain Errors & Omissions (Professional Liability) and Cyber Liability insurance on a “claims made” [***] currency equivalent) per claim and in the aggregate, which Equinix will maintain throughout the term of the Agreement and, provided that the coverage continues to be available on commercially reasonable terms, for two (2) years thereafter.

11.7.2.[***] (veya yerel para birimindeki eşdeğeri) limiti ile ve toplamda “yapılan talepler” esasına göre, sigorta kapsamının ticari olarak makul şartlarda Sözleşme Süresinin sona ermesinden sonraki iki (2) yıl boyunca devam etmesi koşuluyla, Hatalar ve İhmaller (Mesleki Sorumluluk) ve Siber Sorumluluk sigortasını Sözleşme Süresi boyunca sürdürecektir.

11.7.3.Each Party will, upon request, provide their certificate(s) of insurance that demonstrates the insurance requirements above. Each Party also waives its and its insurers’ rights of subrogation on all insurance referenced above. Each Party will endeavor

11.7.3.Taraflardan her biri, talep üzerine, yukarıdaki sigorta gerekliliklerini gösteren sigorta sertifikasını/sertifikalarını sağlayacaktır. Taraflardan her biri ayrıca kendisinin ve sigortacılarının yukarıda atıfta bulunulan tüm sigortalar üzerindeki halefiyet

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to notify the other Party of any non-renewal or cancellation of the policies referenced above if replacement coverage is not procured. Failure to maintain, or cause to be maintained, the insurance listed above does not limit nor change the responsibilities of the Parties. These insurance requirements do not serve to, and should not be construed to, limit the Parties’ respective liabilities or obligations under the Agreement.

haklarından feragat eder. Taraflardan her biri, ikame teminat alınmadığı takdirde, yukarıda atıfta bulunulan poliçelerin yenilenmemesi veya iptal edilmesini diğer Tarafa bildirmek için çaba gösterecektir. Yukarıda listelenen sigortaların sürdürülememesi veya sürdürülmesinin sağlanamaması, Tarafların sorumluluklarını sınırlamaz veya değiştirmez. Bu sigorta gereklilikleri, Tarafların Sözleşme kapsamındaki ilgili yükümlülük veya mesuliyetlerini sınırlamayı amaçlamamaktadır ve bu şekilde yorumlanmamalıdır.

11.7.4.Customer may satisfy insurance requirements contained in this Section 11.7 (Insurance) through self-insurance, provided it is permitted under applicable laws. However, Customer’s liabilities and responsibilities under the Agreement will not be altered in any way by the decision to self-insure. In no event, however, shall Customer be permitted to self-insure unless (a) Customer maintains a market [***] Standard and Poor’s rating of BBB or better.

11.7.4.Müşteri, geçerli yasalarca izin verilmesi koşuluyla, kendi kendine sigorta yoluyla bu Bölüm 11.7’de (Sigorta) yer alan sigorta gerekliliklerini yerine getirebilir. Ancak, Müşterinin Sözleşme kapsamındaki yükümlülükleri ve sorumlulukları, kendi kendine sigorta kararıyla hiçbir şekilde değiştirilmeyecektir. Ancak, (a) [***] piyasa değerine sahip olmadığı veya (b) Müşteri Standard and Poor’s’tan BBB veya daha yüksek bir not almadığı sürece, Müşterinin kendi kendine sigorta yapmasına izin verilmeyecektir.

11.8.Business Continuity Program. Equinix maintains and follows an established Business Continuity Program (“BCP”), which includes Crisis Management, Emergency Response, Department and IBX Business Recovery, and IT Disaster Recovery. All BCP components are subject to annual review and updates, where appropriate.

11.8.İş Sürekliliği Programı. Equinix, Kriz Yönetimi, Acil Durum Müdahalesi, Departman ve IBX İş Kurtarma ve BT Felaket Kurtarmayı içeren yerleşik bir İş Sürekliliği Programını (“İSP”) sürdürür ve takip eder. Tüm BCP bileşenleri yıllık incelemeye ve uygun olduğunda güncellemelere tabidir.

11.9.Equinix, represents, warrants, and undertakes that, in the event of any change in the representations made under this Article, it shall immediately notify Customer of such change.

11.9.

Equinix, işbu madde kapsamında yapmış olduğu beyanlara ilişkin herhangi bir değişiklik meydana gelmesi halinde ilgili değişiklikleri derhal Müşteri’ye bildirmekle yükümlü olduğunu kabul, beyan ve taahhüt eder.

11.10.

12.Miscellaneous	12.Çeşitli Hüküm ve Şartlar

12.1.Feedback. Customer may provide ideas, comments, suggestions, recommendations, enhancement requests, or other feedback regarding the Products (“Feedback”). Equinix may use Feedback for any purpose and without compensation or accounting to Customer, provided that Equinix nor its use of Feedback will identify Customer as the source of such Feedback. Feedback is not confidential to Customer. Customer will have no obligation to provide Feedback, and all Feedback is provided by Customer “as is” and without warranty of any kind.

12.1.Geri bildirim. Müşteri Ürünlerle ilgili fikirler, yorumlar, öneriler, tavsiyeler, geliştirme talepleri veya diğer geri bildirimleri (“Geri Bildirim”) sağlayabilir. Equinix, Geri Bildirimi herhangi bir amaçla ve Müşteriye tazminat ödemeden veya hesap vermeden kullanabilir. Ancak Equinix’in bu Geri Bildirimi kullanması, Müşteriyi bu Geri Bildirimin kaynağı olarak tanımlamaz. Geri bildirim Müşteri için gizli değildir. Müşterinin Geri Bildirim sağlama yükümlülüğü yoktur ve tüm Geri Bildirimler Müşteri tarafından “olduğu gibi” ve herhangi bir garanti olmaksızın sağlanır.

12.2.Updates to URL Terms. Equinix may update the URL Terms from time to time effective upon posting to its website. Equinix will inform Customer in advance of changes that are likely to have a material impact on Customer’s use of the Products, although changes which are required by applicable law or for new features will apply immediately. If an update to a URL Term has a material and adverse impact on Customer’s use of a Product, Customer may terminate the affected Product(s) by providing written notification to Equinix within thirty (30) days of such posting or notification. Customer’s continued use of the Products following an update to the URL Terms constitutes acceptance of those updates.

12.2.URL Şartlarında Güncellemeler. Equinix, web sitesinde yayınlandıktan sonra geçerli olmak üzere URL Şartlarını zaman zaman güncelleyebilir. Equinix, Müşterinin Ürünleri kullanımı üzerinde önemli bir etkisi olması muhtemel değişiklikleri Müşteriye önceden bildirecektir, ancak yürürlükteki yasalar veya yeni özellikler için gerekli olan değişiklikler derhal uygulanacaktır. Bir URL Şartında yapılan bir güncellemenin Müşterinin bir Ürünü kullanması üzerinde önemli ve olumsuz bir etkisi varsa, Müşteri etkilenen Ürünü söz konusu yayınlanma tarihi veya bildirimden itibaren otuz (30) gün içinde Equinix’e yazılı bildirimde bulunarak feshedebilir. URL Şartlarında yapılan bir güncellemenin ardından Müşterinin Ürünleri kullanmaya devam etmesi, bu güncellemelerin kabul edildiği anlamına gelir

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12.3.Notice. All legal notices (“Notice”) provided under the Agreement must be in writing. Notices will be deemed given when delivered by: (a) certified or registered mail, with proof of delivery; (b) overnight courier, upon written confirmation; or (c) email, without any error or failure notice from the receiving Party. Notice is required for the following: (i) termination of the Agreement; (ii) legal claims; (iii) requests for Indemnification; (iv) bankruptcy or insolvency; and (v) assignment or novation of the Agreement. Notices will be sent to the Parties at their respective addresses in the Agreement or as otherwise designated by the Parties. Customer may send Notices to [***] Customer will maintain current contact information for Notices at all times.

12.3.Bildirim. Sözleşme kapsamında sağlanan tüm yasal bildirimler (“Bildirim”) yazılı olmalıdır. Bildirimler aşağıdaki şekilde teslim edildiğinde yapılmış sayılacaktır: (a) teslimat kanıtı ile birlikte iadeli taahhütlü posta ya da kayıtlı posta; (b) yazılı teyit üzerine gece kuryesi veya (c) alıcı Taraftan herhangi bir hata veya gönderilemedi mesajı alınmamış olan e-posta (Müşteri için: dmarket@hs02.kep.tr) . Bildirim aşağıdakiler için gereklidir: (i) Sözleşmenin feshi; (ii) yasal talepler; (iii) Tazminat talepleri; (iv) iflas veya ödeme aczi ve (v) Sözleşmenin devri veya yenilenmesi. Bildirimler, Tarafların Sözleşmede belirtilen ilgili adreslerine veya Taraflarca başka şekilde belirlenecek olan adreslerine gönderilecektir. Müşteri, Equinix’e Bildirimleri e-posta yoluyla şu adrese gönderebilir: [***] Müşteri, Bildirimler için güncel iletişim bilgilerini her zaman muhafaza edecektir.

12.4.Publicity. Neither Party grants the other Party the right to use any of its Intellectual Property Rights in any promotion, publication or press release without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may publicly use the other Party’s name and logo to refer to the other Party as a vendor or customer, as applicable, and any such use will comply with any applicable usage guidelines that are published or made available by the other Party.

12.4.Reklam. Taraflardan hiçbiri diğer Tarafa, Fikri Mülkiyet Haklarından herhangi birini, diğer Tarafın önceden yazılı izni olmaksızın herhangi bir tanıtım, yayın veya basın açıklamasında kullanma hakkı vermez. Yukarıda belirtilenlere rağmen, Taraflardan herhangi biri, diğer Tarafa satıcı veya müşteri olarak atıfta bulunmak için diğer Tarafın adını ve logosunu kamuya açık bir şekilde kullanabilir. Bu tür kullanımlar, diğer Tarafça yayınlanan veya kullanıma sunulan geçerli kullanım yönergelerine uyulacaktır.

12.5.Entire Agreement. The Agreement constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement and supersedes and replaces all prior or contemporaneous understandings and agreements.

12.5.Sözleşmenin Bütünlük Arz Etmesi. Sözleşme, Sözleşmenin konusuyla ilgili olarak Taraflar arasındaki anlaşmanın tamamını teşkil eder ve önceki veya eşzamanlı tüm mutabakat ve anlaşmaları hükümsüz kılar ve bunların yerine geçer.

12.6.No Reliance. In entering into the Agreement, each Party acknowledges that it has not relied on, and will have no right or remedy in respect of, any statement, representation, assurance or warranty other than as expressly set out in the Agreement.

12.6.Sözleşme Dışında Dayanak Olmaması. Sözleşmeyi akdederken, her bir Taraf, Sözleşmede açıkça belirtilen haller dışında, herhangi bir beyan, temsil, güvence veya garantiye dayanmadığını ve bunlar bakımından herhangi bir hak veya hukuki başvuru yoluna sahip olmayacağını kabul eder.

12.7.Execution. The documents forming part of the Agreement may be executed via wet signature, electronic signature or other methods permitted by Equinix.	12.7.Yürütme. Sözleşmenin bir parçasını oluşturan belgeler ıslak imza veya elektronik imza ile imzalanabilir.

12.8.Amendments. Except where otherwise expressly stated herein, the Agreement may be amended only by the written agreement of both Parties.	12.8.Değişiklikler. Burada aksi açıkça belirtilmedikçe, Sözleşme yalnızca her iki Tarafın yazılı anlaşması ile değiştirilebilir.

12.9.Construction. Each Party has reviewed the Agreement and agrees that the Agreement will not be interpreted more strictly against the drafting Party. The section headings and captions are for convenience only and will not be used to construe the Agreement. If any provision of the Agreement is determined by a court to be invalid, illegal or unenforceable, it will not affect the validity, legality, or enforceability of the other part(s) of the same provision or of the other provisions in the Agreement.

12.9.Sözleşmenin Yorumlanması. Her bir Taraf, Sözleşmeyi incelemiş olup, Sözleşmenin, taslağı hazırlayan Tarafa karşı daha katı bir şekilde yorumlanmayacağını kabul eder. Sözleşmedeki bölüm başlıkları ve alt başlıklar sadece kolaylık sağlaması amacıyla konmuş olup Sözleşmenin yorumlanmasında esas alınmayacaktır. Sözleşmenin herhangi bir hükmünün mahkeme tarafından geçersiz, yasa dışı veya uygulanamaz olduğuna karar verilmesi halinde, bu hükmün geçersizliği diğer bölümlerinin veya Sözleşmedeki diğer hükümlerin geçerliliğini, yasallığını veya uygulanabilirliğini etkilemeyecektir.

12.10.Survival. All provisions of the Agreement that, by their nature, should extend beyond expiration or termination of the	12.10.Hükümlerin geçerliliğinin devam etmesi. Sözleşme’nin, mahiyeti gereği Sözleşmenin sona ermesi veya

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Agreement will survive the expiration or termination of the Agreement; provided, however Section 9 (“Confidentiality”) will survive for three (3) years after the termination of the Agreement.

feshi sonrasında da devam etmesi gereken tüm hükümleri, Sözleşmenin sona ermesi veya feshi halinde varlığını sürdürecektir; ancak (“Gizlilik”) Bölümü 9, Sözleşme’nin feshi sonrasında üç (3) yıl süreyle geçerliliğini sürdürecektir.

12.11.Subcontracting. Equinix may permit its Affiliates, an independent contractor or other third party, to perform any of Equinix’s obligations hereunder, provided that Equinix remains primarily liable for the performance of its obligations. The Parties acknowledge and agree that a third party providing Equinix or its Affiliates with services such as or similar to the following examples are not considered to be “subcontracting” of the Products in the context of the Agreement: front of house IBX Center security personnel; IBX Center cleaning; maintenance; utilities; custom power installations pre-cage build; Internet access; telecommunication services between IBX Centers; and IBX Center fit-out works such as cage installation and structured cabling installation.

12.11.Alt Sözleşme Akdetme. Equinix’in kendi yükümlülüklerinin yerine getirilmesinden öncelikli olarak sorumlu kalması koşuluyla, Equinix, bağlı kuruluşlarının, bağımsız yüklenicinin veya başka bir üçüncü tarafın Equinix’in işbu Sözleşmedeki yükümlülüklerinden herhangi birini yerine getirmesine izin verebilir. Taraflar, Equinix veya Bağlı Kuruluşlarına aşağıdaki örnekler gibi veya bunlara benzer hizmetler sağlayan bir üçüncü tarafın, Sözleşme bağlamında Ürünlerin “alt yüklenicisi” olarak kabul edilmeyeceğini kabul eder ve onaylar: ön IBX Merkezi güvenlik personeli; IBX Merkezi temizliği; bakım; kamu hizmetleri; kafes yapımı öncesi özel güç kurulumları; İnternet erişimi; IBX Merkezleri arasında telekomünikasyon hizmetleri ve kafes kurulumu ve yapısal kablolama kurulumu gibi IBX Merkezi donanım işleri.

12.12.Assignment. Either Party may, with prior Notice, assign the Agreement or any of its rights and obligations hereunder to an Affiliate or to a third party which is acquiring all or substantially all of its business or assets. Assignment to any other third party requires the prior written consent of the non-assigning Party. If a Party notifies the other Party of its intent to assign the Agreement or any of its rights and obligations hereunder to a non-Affiliate or to an entity not acquiring substantially all of its business, the non-assigning Party may terminate the Agreement by giving sixty (60) days’ notice. If the non-assigning Party does not exercise this termination right within that period, it will be deemed to have waived its right to terminate on that basis.Any assignee must agree in writing to be bound by all of the terms of the Agreement. The Agreement will be binding upon and inure to the benefit of all successors and permitted assignees of the Parties.

12.12. Devir. Taraflardan herhangi biri, önceden bildirimde bulunmak suretiyle, Sözleşmeyi veya buradaki hak ve yükümlülüklerinden herhangi birini bir Bağlı Kuruluşa veya işinin veya varlıklarının tamamını veya önemli bir kısmını devralan 3. bir kuruluşa devredebilir.Başka bir üçüncü tarafa devretmek için, devretmeyen Tarafın önceden yazılı onayı gerekir. Bir Taraf, Sözleşmeyi veya bu Sözleşme kapsamındaki hak ve yükümlülüklerini, Bağlı Kuruluş olmayan birine veya işinin tamamını satın almayan bir kuruluşa devretme niyetini diğer Tarafa bildirirse, devretmeyen Taraf, altmış (60) gün önceden bildirimde bulunarak Sözleşmeyi feshedebilir. Devretmeyen Taraf bu süre içinde bu fesih hakkını kullanmazsa, bu gerekçeyle fesih hakkından feragat etmiş sayılır. Herhangi bir devralan, Sözleşmenin tüm hükümlerine bağlı kalmayı yazılı olarak kabul etmelidir. Sözleşme, Tarafların tüm halefleri ve izin verilen devralanları için bağlayıcı ve onların  yararına olacaktır

12.13.Force Majeure. Except for Customer’s obligation to pay amounts owed under the Agreement, including Fees, and Equinix’s obligation to invoke its BCP program if it is affected by a Force Majeure Event, neither Party will be responsible or in any way liable to the other Party, and neither Party will have any termination or other rights arising out of or relating to a Force Majeure Event. For the avoidance of doubt, Customer will not be obligated pay Fees for those Products that it did not receive as a result of a Force Majeure Event.

12.12.Mücbir Sebepler. Müşterinin Ücretler de dahil olmak üzere Sözleşme kapsamında borçlu olduğu tutarları ödeme yükümlülüğü ve Equinix’in bir Mücbir Sebepten etkilenmesi halinde BCP programını devreye sokma yükümlülüğü hariç olmak üzere, Taraflardan hiçbiri diğer Tarafa karşı sorumlu veya herhangi bir şekilde yükümlü olmayacak ve Taraflardan hiçbiri Mücbir Sebepten kaynaklanan veya bununla ilgili herhangi bir fesih veya diğer haklara sahip olmayacaktır. Şüpheye yer bırakmamak için, Müşteri, Mücbir Sebep Olayı nedeniyle teslim almadığı Ürünler için Ücret ödemekle yükümlü olmayacaktır.

12.14.General. Except where otherwise expressly stated herein, and subject to the limitations set forth in Section 7, the rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.

12.13.Genel Hususlar. işbu Sözleşmede belirtilen tarafların hakları ve yasal çözüm yolları kümülatiftir ve bir Tarafın başka şekilde sahip olabileceği herhangi bir hakkına veya yasal çözüm yoluna herhangi bir halel getirilmeyecektir.

12.15.Relationship. The Parties are independent contractors, and the Agreement does not establish any relationship of partnership, joint venture, employment, franchise or agency between them. Neither Party may bind the other or incur obligations on the other’s behalf without their prior written approval.

12.14.İlişki. Taraflar bağımsız yüklenicilerdir ve işbu Sözleşme Taraflar arasında hiçbir şekilde herhangi bir ortaklık ilişkisi, ortak girişim, istihdam ilişkisi, franchise veya acentelik ilişkisi oluşturmaz. Taraflardan hiçbiri diğer tarafın bu hususa yönelik daha önceden yazılı onayını almaksızın diğer tarafı yasal olarak bağlayıcı herhangi bir iş veya işlem yapamayacak veya diğer tarafın nam ve hesabına herhangi bir yükümlülüğü üstlenemeyecektir.

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12.16.Third Parties. There are no third-party beneficiaries to the Agreement.	12.15.Üçüncü Taraflar. Sözleşmeye lehtar olan başka herhangi bir üçüncü taraf bulunmamaktadır.

12.17.No Waiver. A waiver of a breach of the Agreement will not constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof. No waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party.

12.16.Feragatte Bulunulmaması. Sözleşmenin ihlalinden feragat edilmesi, aynı veya diğer hükümlerin önceki, eşzamanlı veya sonraki ihlallerinden feragat edildiği anlamına gelmeyecektir. Yazılı olarak yapılmadığı ve feragat eden Tarafın yetkili bir temsilcisi tarafından imzalanmadığı sürece hiçbir feragat geçerli olmayacaktır.

13.Definitions	13.Tanımlar

Capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in this Section.	Burada kullanılan ancak başka türlü tanımlanmayan büyük harfle yazılmış terimler, bu Bölümde kendilerine atfedilen anlama sahip olacaktır.

Account Country: The country associated with the Customer Account.	Hesap Ülkesi: Müşteri Hesabı ile ilişkili ülke.

Account Information: Information that the Parties exchange whose use, processing or transfer is regulated by law or regulation as ‘personal data.’ Account Information includes, without limitation, names, usernames, phone numbers, email addresses and billing information associated with Customer’s account, and equivalent information about Equinix which Customer collects as part of its supplier onboarding and management processes.

Hesap Bilgileri: Tarafların, kullanımı, işlenmesi veya aktarımı yasa veya yönetmelik tarafından ‘kişisel veri’ olarak düzenlenen bilgileri paylaşması. Hesap Bilgileri, sınırlama olmaksızın Müşterinin hesabıyla ilişkili adları, kullanıcı adlarını, telefon numaralarını, e-posta adreslerini ve fatura bilgilerini ve Müşterinin tedarikçi işe alım ve yönetim süreçlerinin bir parçası olarak topladığı Equinix hakkındaki eşdeğer bilgileri içerir.

Affiliate: Any entity controlling, controlled by, or under common control with a Party, where the term “control” and its correlative meanings, “controlling,” “controlled by,” and “under common control with,” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity.

Bağlı Kuruluş: Bir Tarafı kontrol eden, onun tarafından kontrol edilen veya onunla ortak kontrol altında olan herhangi bir kuruluş; burada “kontrol” terimi ve ilişkili anlamları olan “kontrol etmek”, “kontrol edilmek” ve “ortak kontrol altında olmak”, bir kuruluştaki tüm oy hakkına sahip öz sermaye paylarının toplamının doğrudan veya dolaylı olarak yüzde ellisinden (%50) fazlasına yasal, faydalı veya eşit şekilde sahip olmak anlamına gelir.

Authorized User: A person who is authorized by Customer to: (a) access and use the Products under the rights granted to Customer pursuant to the Agreement; (b) access an IBX Center; or (c) place Orders or otherwise act on its behalf. An Authorized User may be referred to as an “Authorized Person.”

Yetkili Kullanıcı: Müşteri tarafından aşağıdakiler için yetkilendirilen kişi: (a) Sözleşme uyarınca Müşteriye verilen haklar kapsamında Ürünlere erişmek ve Ürünleri kullanmak; (b) bir IBX Merkezine erişmek; veya (c) Sipariş vermek veya başka bir şekilde onun adına hareket etmek. Yetkili Kullanıcı, “Yetkili Kişi” olarak da anılabilir.

Confidential Information: Non-public information disclosed between the Parties, including information identified by the disclosing Party, in writing or orally, as confidential at the time of disclosure or should reasonably be considered confidential based upon its nature. Confidential Information includes information containing the disclosing Party’s customer lists, customer information, Product documentation and other technical information, pricing information, financial position, trade secrets, customer communications or proposals, benchmarking information, satisfaction surveys, or information relating to its business planning or operations. The terms of the Agreement are also deemed the Confidential Information of Equinix. Information is not deemed Confidential Information if it: (a) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (b) becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (c) becomes publicly known or otherwise ceases to be confidential, except through a breach of

Gizli Bilgiler: İfşa eden Tarafça yazılı veya sözlü olarak ifşa anında gizli olarak tanımlanan bilgiler de dahil olmak üzere, Taraflar arasında ifşa edilen kamuya açık olmayan bilgiler veya niteliğine göre makul bir şekilde gizli kabul edilmesi gereken bilgiler. Gizli Bilgiler, ifşa eden Tarafın müşteri listelerini, müşteri bilgilerini, Ürün belgelerini ve diğer teknik bilgileri, fiyatlandırma bilgilerini, mali durumunu, ticari sırlarını, müşteri iletişimlerini veya tekliflerini, kıyaslama bilgilerini, memnuniyet anketlerini veya iş planlaması veya operasyonlarıyla ilgili bilgileri içerir. Sözleşmenin şartları da ayrıca Equinix’in Gizli Bilgileri olarak kabul edilir. Bilgi aşağıdaki durumlarda Gizli Bilgi olarak kabul edilmez: (a) ifşa eden Taraftan alınmadan önce, ifşa eden Tarafa gizlilik yükümlülüğü olan bir kaynak dışında başka bir kaynak yoluyla doğrudan veya dolaylı olarak alıcı Taraf tarafından bilinir hale gelmişse; (b) ifşa eden Tarafa karşı gizlilik yükümlülüğü olan bir kaynak haricinde başka bir kaynaktan doğrudan veya dolaylı olarak (ifşa eden Tarafın ifşasından bağımsız olarak) alıcı Taraf tarafından edinilmişse; (c) alıcı Tarafın Sözleşmeyi ihlal etmesi hali hariç olmak üzere, Gizli Bilgi kamuya açık hale gelirse veya başka bir şekilde gizliliği sona ererse veya (d) alıcı Taraf tarafından söz konusu

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the Agreement by the receiving Party; or (d) is independently developed by the receiving Party.	bilgi bağımsız olarak geliştirilmişse.

Country Terms: The list of Equinix contracting entities, governing laws and jurisdictions, and additional country-specific terms. The Country Terms applicable to the Agreement are determined based on the location of the Account Country.

Ülke Şartları: Equinix sözleşme tüzel kişiliklerinin listesi, geçerli yasalar ve yargı bölgeleri ve ülkeye özgü ek şartlar. Sözleşme için geçerli olan Ülke Şartları, Hesap Ülkesinin konumuna göre belirlenir.

Customer Account: The account assigned to Customer by Equinix. Each Customer and any Customer Affiliate wishing to place Orders will each have their own Customer Account. Each Customer Account is aligned to a specific Equinix contracting entity which is responsible for all Orders placed under that Customer Account.

Müşteri Hesabı: Equinix tarafından Müşteriye atanan hesap. Her Müşteri ve Sipariş vermek isteyen Müşteri Bağlı Kuruluşlarının her biri kendi Müşteri Hesabına sahip olacaktır. Her Müşteri Hesabı, o Müşteri Hesabı altında verilen tüm Siparişlerden sorumlu olan belirli bir Equinix sözleşme kuruluşuna bağlıdır.

Customer Data: Any data, information and other content that is loaded, stored, received, retrieved, transmitted through or otherwise processed by or on behalf of Customer as part of its use of the Products.

Müşteri Verileri: Ürünleri kullanımının bir parçası olarak Müşteri tarafından veya Müşteri adına yüklenen, depolanan, alınan, geri getirilen, iletilen veya başka bir şekilde işlenen her türlü veri, bilgi ve diğer içerik.

Customer Equipment: All network, computer and other equipment or property provided or utilized by Customer, including any equipment belonging to its Affiliates, Authorized Users or other third parties (including wiring and connections between such equipment and Customer’s demarcation equipment), excluding Equinix’s demarcation equipment and other infrastructure.

Müşterinin Ekipmanları: Equinix’in sınırlama ekipmanı ve diğer altyapısı hariç olmak üzere, Bağlı Kuruluşlarına, Yetkili Kullanıcılarına veya diğer üçüncü taraflara ait ekipmanlar da dâhil olmak üzere Müşteri tarafından sağlanan veya kullanılan tüm ağ, bilgisayar ve diğer ekipman veya mülkler (bu tür ekipmanlar ile Müşterinin sınırlama ekipmanı arasındaki kablolama ve bağlantılar dâhil).

Customer Portal: An Equinix web portal which allows customers to order and access certain Products, access certain self-service reports, monitor requests, and manage ordering and user permissions.

Müşteri Portalı: Müşterilerin belirli Ürünleri sipariş etmesine ve bunlara erişmesine, otomatik üretilebilen belirli raporlara erişmesine, talepleri izlemesine ve sipariş ve kullanıcı izinlerini yönetmesine olanak tanıyan bir Equinix web portalı.

Effective Date: The date set forth in an Order or, if no such date is set forth, the date Equinix begins providing the Product to Customer.	Yürürlük Tarihi: Siparişte belirtilen tarih veya böyle bir tarih belirtilmemişse Equinix’in Ürünü Müşteriye sağlamaya başladığı tarih.

Fees: The fees and charges under the Agreement including any recurring charges (e.g., monthly recurring charges (“MRCs”)), non-recurring charges (“NRCs”) and any applicable usage fees for Products charged to Customer, exclusive of Taxes.

Ücretler: Vergiler hariç olmak üzere, yinelenen ücretler (ör., aylık yinelenen ücretler (“MRC’ler”), yinelenmeyen ücretler (“NRC’ler”) ve Müşteriden tahsil edilen Ürünler için geçerli tüm kullanım ücretleri dahil olmak üzere Sözleşme kapsamındaki ücretler ve masraflar.

Force Majeure Event: An event or circumstance beyond a Party’s reasonable control, including, but not limited to, war, labor strike, terrorist act, riot or civil unrest, fire, flood, earthquake, landslide, earth movement, hurricane, typhoon, tsunami, volcanic eruption or other natural disaster, health epidemic or pandemic, or any law, order, regulation or other action of any governing authority or agency.

Mücbir Sebep Olayı: Savaş, işçi grevi, terör eylemi, isyan veya sivil kargaşa, yangın, sel, deprem, toprak kayması, yer hareketi, kasırga, tayfun, tsunami, volkanik patlama veya diğer doğal afetler, sağlık salgını, pandemi veya herhangi bir yönetim makamının ya da kurumunun herhangi bir kanunu, emri, düzenlemesi veya diğer eylemleri dâhil ancak bunlarla sınırlı olmamak üzere, bir Tarafın makul kontrolü dışındaki bir olay veya durum.

IBX Center: An International Business Exchange™ data center within which Equinix provides colocation and other related Products to Customer.	IBX Merkezi: Equinix’in Müşteriye ortak yerleşim ve diğer ilgili Ürünleri sağladığı bir International Business Exchange™ veri merkezi.

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Intellectual Property Rights: means any intellectual property rights in any jurisdiction throughout the world, including any: (a) trademarks, service marks, Internet domain names, logos, trade dress, trade names, and any other indicia of source, and all goodwill associated therewith and symbolized thereby; (b) patents, patent applications and patent disclosures, and inventions and discoveries (whether patentable or not); (c) processes, technologies, trade secrets, and know-how; (d) copyrights and copyrightable works, moral rights, and mask works; (e) software and software systems (including data, source code, object code, databases and related items such as documentation); (f) registrations and applications for any of the foregoing; and (g) any other intellectual property rights or other rights of a similar nature.

Fikri Mülkiyet Hakları: Dünyanın herhangi bir yargı alanındaki herhangi bir fikri mülkiyet hakkı anlamına gelir ve şunları içerir: (a) ticari markalar, hizmet markaları, İnternet alan adları, logolar, ticari takdim şekilleri, ticari unvanlar ve herhangi bir diğer kaynak göstergesi ve bunlarla ilişkili ve sembolize edilen tüm ticari itibar; (b) patentler, patent başvuruları ve patent açıklamaları ile icatlar ve keşifler (patentlenebilir olsun veya olmasın) (c) süreçler, teknolojiler, ticari sırlar ve know-how; (d) telif hakları ve telif hakkıyla korunan eserler, manevi haklar ve maske eserler; (e) yazılım ve yazılım sistemleri (veri, kaynak kodu, nesne kodu, veri tabanları ve dokümantasyon gibi ilgili öğeler dahil) (f) yukarıdakilerden herhangi biri için kayıtlar ve başvurular ve (g) diğer fikri mülkiyet hakları veya benzer nitelikteki diğer haklar.

Interference: Any act or omission which causes interference with Equinix’s operation and maintenance of its Products (including the infrastructure used to provide the Products), or its other customers’ use thereof, as may be more specifically described in the applicable Supplemental Terms, and “Interfere(s)” will be construed accordingly.

Müdahale: Equinix’in Ürünlerinin (Ürünleri sağlamak için kullanılan altyapı dahil) işletimi ve bakımına veya diğer müşterilerinin bunları kullanımına müdahale eden herhangi bir eylem veya ihmal, ilgili Ek Şartlarda daha spesifik olarak açıklanabilecek şekilde ve “Müdahale(ler)” buna göre yorumlanacaktır

Order: A request by Customer for a Product that is accepted or deemed accepted by Equinix. Orders may be placed via written, portal, phone, or Application Programming Interface (“API”) ordering methods.

Sipariş: Equinix tarafından kabul edilen veya kabul edilmiş sayılan bir Ürün için Müşteri tarafından yapılan bir talep. Siparişler yazılı, portal, telefon veya Uygulama Programlama Arayüzü (“API”) sipariş yöntemleri aracılığıyla verilebilir.

Policies: Equinix’s privacy policy, acceptable use policy, and any other applicable operational and security policies as identified in the applicable Supplemental Terms.	Politikalar: Equinix’in gizlilik politikası, kabul edilebilir kullanım politikası ve ilgili Ek Şartlarda belirtilen diğer geçerli operasyonel ve güvenlik politikaları.

Product Description: The description of a Product, which may include additional terms regarding the use of the Products, and/or service level agreement. A Product Description may also be referred to as a “Product Policy.”

Ürün Açıklaması: Ürünlerin kullanımına ilişkin ek şartlar ve/veya hizmet seviyesi anlaşması içerebilecek bir Ürünün açıklaması. Ürün Açıklaması, “Ürün Politikası” olarak da anılabilir.

Products: All services, goods and other product offerings provided by Equinix to Customer pursuant to the Agreement. Products may also be referred to as “Services.”	Ürünler: Sözleşmeye uygun olarak bir Sipariş altında Equinix tarafından sağlanan bütün hizmetler, mallar ve diğer teklifler. Ürünler “Hizmetler” olarak da anılabilir.

Sanctions Laws: Export, re-export, sanctions, import and customs laws and regulations, including United States sanctions and export regulations.	Yaptırım Yasaları: Amerika Birleşik Devletleri yaptırımları ve ihracat düzenlemeleri dahil olmak üzere ihracat, yeniden ihracat, yaptırımlar, ithalat ve gümrük yasaları ve düzenlemeleri.

Shared Responsibility Model: Equinix’s shared responsibility model is located at https://www.equinix.com/about/trust-security.	Paylaşılan Sorumluluk Modeli: Equinix’in paylaşılan sorumluluk modeli şu adreste yer almaktadır https://www.equinix.com/about/trust-security.

Supplemental Terms: The set of terms that are applicable to the category of Products which can be purchased under those Supplemental Terms.	Ek Şartlar: Bu Ek Şartlar kapsamında satın alınabilecek Ürün kategorisi için geçerli olan hüküm ve koşullar bütünü.

Taxes: Sales, use, transfer, privilege, excise, consumption tax, value added tax or goods and services tax as applicable, and other similar taxes and duties, whether foreign, national, state or local, however designated, levied or imposed (whether as a deduction, withholding or payment) now in force or enacted in the future, which apply to the Products provided by Equinix for Customer or to Customer for its operations and use of the Products, but excluding taxes on Equinix’s net income.

Vergiler: Equinix’in net geliri üzerindeki vergiler hariç olmak üzere, Equinix tarafından Müşteri için sağlanan Ürünlere veya Ürünlerin işletimleri ve kullanımı için Müşteriye uygulanan, tayin edilmiş, vergilendirilmiş veya tahakkuk edilmiş (kesinti, stopaj veya ödeme olarak) şu anda yürürlükte olan veya gelecekte yürürlüğe girecek olan satış, kullanım, devir, imtiyaz, gider vergisi, tüketim vergisi, katma değer vergisi veya varsa mal ve hizmet vergisi ve yabancı, ulusal, eyalet veya yerel diğer benzer vergi ve harçlar.

URL Terms: Country Terms, Supplemental Terms, Product	URL Terimleri: Ülke Şartları, Ek Şartlar, Ürün Açıklamaları ve

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Descriptions and Policies. The URL Terms are located at https://www.equinix.com/about/legal/contracting. After the UT Effective Date, Equinix may provide an updated URL in place of any URL in the Agreement.

Politikalar. URL Şartları şu adreste yer almaktadır https://www.equinix.com/about/legal/contracting. EŞ Yürürlük Tarihinden sonra Equinix, Sözleşmedeki herhangi bir URL yerine güncellenmiş bir URL sağlayabilir.

UT Effective Date: The date that the UT is agreed by the Parties.	EŞ Yürürlük Tarihi: EŞ’in Taraflarca kabul edildiği tarih.

(signature page follows)	(imza sayfası aşağıdadır)

CUSTOMER TO COMPLETE:	EQUINIX TO COMPLETE:	Tamamlanacak Müşteri:	EQUINIX TARAFINDAN DOLDURULACAK:
Acknowledged and agreed.	Acknowledged and agreed.	Onaylandı ve kabul edildi.	Onaylandı ve kabul edildi.

Customer Company Name:		Müşteri Şirket Adı:

D-MARKET Elektronik Hizmetler ve Tic. A.S.	Equinix Turkey Data Merkezi Üretim Inşaat Sanayi ve Ticaret Anonim Şirketi	D-MARKET Elektronik Hizmetler ve Tic. A.S.	Equinix Turkey Data Merkezi Üretim Inşaat Sanayi ve Ticaret Anonim Şirketi
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